UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Westwood Holdings Group, Inc.

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Dear Stockholder:

You are cordially invited to virtually attend the 2024 Annual Meeting of Stockholders of Westwood Holdings Group, Inc., which will be held online on Wednesday, May 1, 2024, at 10:00 a.m., Central Time, at www.virtualshareholdermeeting.com/WHG2024. The official Notice of Annual Meeting together with a proxy statement and proxy card are enclosed. Please give this information your careful attention.
Westwood invites all stockholders to attend the virtual meeting. Whether or not you expect to virtually attend the annual meeting, we urge you to complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope or vote by Internet by following the instructions in the Notice of Annual Meeting, to ensure your representation at the meeting. You can revoke your proxy at any time before it is voted by delivering written notice to our Corporate Secretary at Westwood’s principal executive office, by signing and mailing to us a proxy card bearing a later date, by changing your vote by Internet (if you voted by Internet) or by virtually attending the meeting and voting then.

Sincerely,

March 15, 2024
Brian O. Casey
Chief Executive Officer

200 CRESCENT COURT, SUITE 1200 • DALLAS, TEXAS 75201 • T.214.756.6900 • F.214.756.6979 • westwoodgroup.com

WESTWOOD HOLDINGS GROUP, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 1, 2024
To the Stockholders of Westwood Holdings Group, Inc.:
NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Westwood Holdings Group, Inc. ("Westwood," the "Company," "we," "us" or "our") will be held virtually at www.virtualshareholdermeeting.com/WHG2024 on Wednesday, May 1, 2024, at 10:00 a.m., Central Time, to consider and vote on the following proposals:

Proposal		Board Recommendation

Proposal 1.	The election of five directors to hold office until the next annual meeting of Westwood's stockholders and until their respective successors shall have been duly elected and qualified;	For all nominees

Proposal 2.	The ratification of the appointment of BDO USA, P.C. as Westwood's independent auditors for the year ending December 31, 2024;	For

Proposal 3.	To approve the Tenth Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan;	For

Proposal 4.	To cast a non-binding, advisory vote on the Company's executive compensation; and	For

Proposal 5.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to extend exculpation protection to officers of the Company pursuant to Section 102(b)(7) of the Delaware General Corporation Law.	For
In addition, we will consider the transaction of such other business as may properly come before the meeting or at any adjournments or postponements.
The foregoing items of business are more fully described in the attached proxy statement.
Only stockholders of record at the close of business on March 4, 2024 are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. A holder of shares of our common stock as of the record date is entitled to one vote at the virtual meeting or by proxy for each share of common stock owned by such holder on all matters properly brought before the annual meeting or at any adjournments or postponements.
All of our stockholders are invited to virtually attend the annual meeting. Whether or not you expect to attend the annual meeting, we urge you to complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope to assure your representation at the meeting. You may also vote by Internet at www.virtualshareholdermeeting.com/WHG2024 using the control number shown on your proxy card or voting instruction card. You can revoke your proxy at any time before it is voted by delivering written notice to our Corporate Secretary at our principal executive office located at 200 Crescent Court, Suite 1200, Dallas, Texas 75201, by signing and mailing to us a proxy bearing a later date, by changing your vote by Internet (if you voted by Internet) or by virtually attending the annual meeting and voting then.
If you are the beneficial owner of shares of our common stock held in street name, you will receive voting instructions from your broker, bank or other nominee (who must be the stockholder of record). The voting instructions will provide details regarding how to vote these shares. Additionally, you may vote these shares at the virtual annual meeting if you have requested and received a legal proxy from your broker, bank or other nominee giving you the right to vote the shares at the annual meeting and you complete the legal proxy and present it to us electronically at the annual meeting. Pursuant to the New York Stock Exchange ("NYSE") rules, if you hold your shares in street name, nominees will not have discretion to vote these shares on the election of directors, the approval of the Tenth Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan, the matter pertaining to executive compensation, and the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, bank or other nominee, these shares will not be counted in determining the outcome on Proposals 1, 3, 4 and 5 set forth in this proxy statement at the annual meeting. If you hold your shares in street name, we encourage you to provide voting instructions to your broker, bank, or other nominee so that your voice is heard on these proposals.
This proxy statement and proxy card are being mailed to our stockholders on or about March 25, 2024.
i

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to be Held on May 1, 2024

The proxy materials for the Company's Annual Meeting of Stockholders, including the 2023 Annual Report to Stockholders, the Proxy Statement and any other additional soliciting materials, are available over the Internet by accessing our website at https://westwoodgroup.com/investor-relations/annual-reports/. Other information on our website does not constitute part of the Company's proxy materials.

By Order of the Board of Directors
Westwood Holdings Group, Inc.

Brian O. Casey
Chief Executive Officer

ii

WESTWOOD HOLDINGS GROUP, INC.
PROXY STATEMENT FOR
2024 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 1, 2024
GENERAL QUESTIONS AND ANSWERS
The following questions and answers are intended to provide brief answers to frequently asked questions concerning the proposals described in this proxy statement and the proxy solicitation process. These questions and answers do not, and are not intended to, address all the questions that may be important to you. You should carefully read the remainder of this proxy statement. This proxy statement and the accompanying proxy card are being mailed to the stockholders of Westwood Holdings Group, Inc. ("Westwood," the "Company," "we," "us" or "our") on or about March 25, 2024.

THE ANNUAL MEETING

Q:	When and where is the annual meeting?

A:	The annual meeting will be held virtually on Wednesday, May 1, 2024, at 10:00 a.m., Central Time, at www.virtualshareholdermeeting.com/WHG2024.

Q:	What am I being asked to vote on?

A:	Our stockholders are being asked to vote on the following proposals at the annual meeting:
	•	Proposal 1 - To elect five directors to hold office until the next annual meeting of Westwood’s stockholders and until their respective successors shall have been duly elected and qualified; and
	•	Proposal 2 - To ratify the appointment of BDO USA, P.C. ("BDO") as Westwood’s independent auditors for the year ending December 31, 2024; and
	•	Proposal 3 - To approve the Tenth Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan; and
	•	Proposal 4 - To cast a non-binding, advisory vote on the Company's executive compensation; and
•
Proposal 5 - To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to extend exculpation protection to the Company’s officers pursuant to Section 102(b)(7) of the Delaware General Corporation Law.

Q:	How does the Board of Directors recommend that I vote?

A:
The Board of Directors recommends that you vote your shares (i) "FOR" each of the five director nominees for election to the Board of Directors, (ii) "FOR" the ratification of the appointment of BDO as Westwood’s independent auditors for the year ending December 31, 2024, (iii) "FOR" the approval of the Tenth Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan, (iv) "FOR" the approval, on a non-binding, advisory basis, of the Company’s executive compensation, and (v) "FOR” the approval of the amendment to the Company’s Amended and Restated Articles of Incorporation to extend exculpation protection to the Company’s officers pursuant to Section 102(b)(7) of the Delaware General Corporation Law.

If you submit your properly executed proxy without voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors.

Q:	Who is entitled to vote at the annual meeting?

A:
Stockholders of record at the close of business on March 4, 2024 (the "record date") are entitled to notice of, and to vote at, the virtual annual meeting and any adjournments or postponements thereof. A holder of shares of our common stock as of the record date is entitled to one vote at the meeting or by proxy for each share of common stock owned by such holder on all matters properly brought before the annual meeting or at any adjournments or postponements thereof. As of March 4, 2024, there were 9,330,762 shares of common stock outstanding and entitled to vote on each of the proposals.

Q:	What constitutes a quorum?

A:	We must have a quorum in order to carry out the business of the annual meeting. This means at least a majority of the shares of common stock outstanding as of the record date must be represented at the annual meeting, either by proxy or virtually. Abstentions and broker non-votes, which are described in more detail below, are counted as shares present at the annual meeting for purposes of determining whether a quorum exists.

Q:	What is the difference between holding shares as a "stockholder of record" and as a "beneficial owner"?

A:	Stockholder of Record: A stockholder of record holds shares registered directly in the stockholder's name with our transfer agent. As a stockholder of record, you have the right to grant your voting proxy directly to us in accordance with the procedures described below or to vote virtually at the annual meeting.
Beneficial Owner: If your shares are held through a bank, broker or other nominee, you are the "beneficial owner" of shares held in "street name," and these proxy materials are being forwarded to you by your bank, broker or other nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by completing the instructions provided to you by your bank, broker or other nominee. However, since you are not a stockholder of record, you may not virtually vote these shares at the annual meeting unless you obtain a valid proxy from your bank, broker or other nominee (who must be the stockholder of record) giving you the right to vote the shares.

Q:	What is a broker non-vote?

A:	Generally, a broker non-vote occurs when a bank, broker or other nominee that holds shares in "street name" for customers is precluded from exercising voting discretion on a particular proposal because (i) the beneficial owner has not instructed the bank, broker or other nominee how to vote, and (ii) the bank, broker or other nominee lacks discretionary voting power to vote such shares. A bank, broker or other nominee does not have discretionary voting power with respect to the approval of "non-routine" matters absent specific voting instructions from the beneficial owners of such shares.

Under applicable rules, Proposals 1, 3, 4 and 5 are considered "non-routine" matters, on which banks, brokers and other nominees are not allowed to vote unless they have received voting instructions from the beneficial owners of such shares. The proposal to ratify the appointment of BDO as Westwood’s independent auditors for the year ending December 31, 2024 (Proposal 2) is considered a routine matter on which banks, brokers and other nominees may vote in their discretion on behalf of beneficial owners who have not provided voting instructions. Your bank, broker or other nominee will send you instructions on how you can instruct them to vote on Proposal 2. If you do not provide voting instructions, your bank, broker or other nominee will have discretionary authority to vote your shares with respect to Proposal 2.

Q:	What vote is required to approve each proposal?

A:
Proposal 1: The election of directors requires the affirmative "FOR" vote of a majority of the shares present in person (or virtually) or represented by proxy and entitled to vote on the election of directors at the annual meeting at which a quorum is present. You may vote "FOR," “AGAINST” or "ABSTAIN" with respect to the election of each director nominee. Abstentions will have the effect of votes “AGAINST” a director nominee, and broker non-votes will have no effect on the outcome of the election of directors.

Proposal 2: The ratification of the appointment of BDO as Westwood’s independent auditors for the year ending December 31, 2024 requires the affirmative "FOR" vote of a majority of the votes cast at the annual meeting. You may vote "FOR," “AGAINST” or "ABSTAIN" with respect to the ratification of our auditors. This proposal is considered a “routine” matter under applicable rules on which banks, brokers and other nominees may vote in their discretion on behalf of beneficial owners who have not provided voting instructions. Abstentions will have no effect on the outcome of this proposal.

Proposal 3: The approval of the Tenth Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan, requires the affirmative “FOR” vote of a majority of the votes cast at the annual meeting. You may vote "FOR," “AGAINST” or "ABSTAIN" with respect to this proposal. As the approval of Proposal 3 is a “non-routine” matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. Neither a broker non-vote nor an abstention is a vote cast under applicable law or applicable NYSE rules and will have no effect on the outcome of this proposal.

Proposal 4: The non-binding, advisory vote on the Company's executive compensation requires the affirmative "FOR" vote of a majority of the votes cast at the annual meeting. You may vote "FOR," “AGAINST” or "ABSTAIN" with respect to this proposal. As the advisory vote on the Company's executive compensation is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Proposal 5: The approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation requires the affirmative “FOR” vote of a majority of outstanding stock entitled to vote. You may vote “FOR,” “AGAINST,” OR “ABSTAIN” with respect to this proposal. As the approval of Proposal 5 is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. Both broker non-votes and abstentions will have the effect of a vote “AGAINST” this proposal.

PROCEDURES FOR VOTING

Q:	Who is entitled to vote?

A:
Only stockholders of record as of the close of business on March 4, 2024, the record date, will be entitled to vote on the proposals at the annual meeting. Each share of common stock is entitled to one vote.

Q:	How do I vote?

A:
If you are the record holder of your shares, you can vote by attending the annual virtual meeting or by completing, signing and returning your proxy card in the enclosed postage-paid envelope. You can also vote by Internet at www.virtualshareholdermeeting.com/WHG2024 using the control number shown on your proxy card or voting instruction card.

If your shares are held by your broker as your nominee (that is, in "street name"), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If your shares are held in street name, your proxy card may contain instructions from your broker that allow you to vote your shares using the Internet or telephone. Please consult with your broker if you have any questions regarding the electronic voting of your shares held in street name.

Q:	Is my proxy revocable and can I change my vote?

A:	If you are a stockholder of record you may revoke your proxy at any time before it is officially voted by doing one of the following:
	•	Sending a written notice revoking your proxy to our Corporate Secretary at 200 Crescent Court, Suite 1200, Dallas, Texas 75201;
	•	Signing and mailing to us a proxy bearing a later date;
	•	Changing your vote by Internet (if you voted by Internet); or
	•	Attending our virtual annual meeting and voting then.

If you are not a stockholder of record, but instead hold your shares in "street name" through a bank, broker or other nominee, the above-described options for revoking your proxy do not apply. Instead, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy and submit new voting instructions.

Q:	Is my vote confidential?

A:	Yes. Only the inspector of votes and certain of our employees will have access to your proxy card. All comments will remain confidential, unless you ask that your name be disclosed.

OUR CURRENT STOCK OWNERSHIP

Q:	What percentage of stock do the directors and executive officers own?

A:	Collectively, our named executive officers and directors beneficially owned approximately 1,055,393 shares, or approximately 11.3%, of our outstanding common stock as of March 4, 2024.

We believe that our executive officers and directors intend to vote their shares of our common stock on each of the proposals presented in this proxy statement as recommended by the Board of Directors.

Q:	Who are the largest principal stockholders?

A:
Based on our review of Schedule 13G, Schedule 13D and Form 13F filings, as of March 4, 2024, the ten institutional stockholders with the largest percentage ownership of our outstanding common stock were Hoak Public Equities, L.P. (6.4%), Allspring Global Investments Holding LLC (6.1%), DePrince, Race & Zollo, Inc. (5.2%), Renaissance Technologies LLC (5.0%), GAMCO Investors, Inc. (4.8%), The Vanguard Group, Inc. (4.3%), North Star Investment Management Group (3.8%), Luther King Capital Management Corp (2.6%), Dimensional Fund Advisors LP (2.5%), and Russell Investment Management LLC (2.2%).

Brian O. Casey, our Chief Executive Officer, owned 5.2%, and Susan M. Byrne, our Vice Chairman, whose term will end at the 2024 annual meeting, owned 3.0% of our outstanding common stock as of March 4, 2024. Our employees and directors, including Mr. Casey, collectively owned approximately 28.1% of our outstanding common stock as of March 4, 2024.

OTHER INFORMATION

Q:	Who is soliciting my proxy and who will pay the solicitation expenses?

A:	The Company is soliciting your proxy by and on behalf of our Board of Directors, and we will pay the cost of preparing and distributing this proxy statement and the cost of soliciting votes. We will reimburse stockbrokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation material to the owners of our common stock.

Q:	Who can help answer my additional questions?

A:	Stockholders who would like additional copies, without charge, of this proxy statement or have additional questions about this proxy statement, including the procedures for voting their shares, should contact:
Terry Forbes, Chief Financial Officer & Treasurer Westwood Holdings Group, Inc. 200 Crescent Court, Suite 1200 Dallas, Texas 75201 Telephone: (214) 756-6900
This question and answer section is qualified in its entirety by the more detailed information contained in this proxy statement.
This proxy statement contains important information that should be read before you vote on the proposals herein. You are strongly urged to read this proxy statement in its entirety. You are also strongly urged to read our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission ("SEC") on March 7, 2024 (the "2023 Form 10-K"), which is being sent to you with this proxy statement.

PROPOSAL 1:
Election of Directors
Our Bylaws provide that the Board of Directors of the Company (the "Board") will consist of between three and eleven directors, as may be determined from time to time by resolution of the Board. The Board has previously set the number of directors at six, but the Board has also taken action to reduce the number of directors to five upon the expiration of Susan Byrne’s current term at the 2024 Annual Meeting, as she is not standing for reelection. Each director elected at the 2024 Annual Meeting will serve until the 2025 Annual Meeting and thereafter until his or her successor has been elected and qualified or until the director's earlier death, resignation or removal. The Board of Directors has nominated the nominees listed below. Each nominee has consented to being named in this proxy statement and to serve if elected.
We have no reason to believe that any of the nominees will not serve if elected. If any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named in the accompanying proxy will vote for the substitute nominee designated by the Board, unless a contrary instruction is given in the proxy.
Each stockholder is entitled to cast one vote for each director nominee per share of common stock held by them at the close of business on March 4, 2024. The affirmative “FOR” vote of a majority of the shares present in person (or virtually) or represented by proxy and entitled to vote on the election of directors is required for the election of directors. Stockholders may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the election of each director nominee. Abstentions will have the same effect as votes against a director nominee, and broker non-votes will have no effect on the outcome of the election of directors.
Nominees
The persons nominated to be directors are listed below. The following information is submitted concerning the nominees for election as directors:

Name	Age	Position(s) With Westwood
Brian O. Casey	60	Chief Executive Officer and Director

Richard M. Frank	76	Chairman of the Board of Directors

Ellen H. Masterson	73	Director

Geoffrey R. Norman	80	Director

Randy A. Bowman	60	Director

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE APPROVAL OF EACH OF THE DIRECTOR NOMINEES.
The biographical information for each director nominee is set forth below.
Brian O. Casey has served Westwood as Chief Executive Officer of Westwood since January 2006, as a director since its inception in December 2001, as President from December 2001 to May 2022, as Secretary from December 2001 to March 2014, and as Chief Operating Officer from 2001 to 2005. Mr. Casey has served as Chief Executive Officer of Westwood Management since January 2006, as a director since 2000, as President from 2002 to 2022, as Chief Operating Officer from 2000 to 2005, as Executive Vice President from 2000 to 2002, and as Vice President from 1992 to 1996. Mr. Casey has served as director of Westwood Trust since 1996 and also served as President of Westwood Trust from 1996 to 2013. Since 2002, Mr. Casey has served on the Tartan Board of Directors, a group exclusively devoted to raising money for the Texas Scottish Rite Hospital for Children. In 2020, he rejoined the board of the Baylor Health Care System Foundation, which helps raise money to support Baylor Health Care System’s mission of patient care, education, research and community service. Mr. Casey previously served on the Baylor Health Care System Foundation board from 2008 until 2017. In 2011, he was appointed to the Board of the Cooper Institute, an organization dedicated to scientific research in the field of preventative medicine and public health.
As the Chief Executive Officer of the Company with over 24 years in senior executive roles with the Company, Mr. Casey brings extensive knowledge of and experience with the Company and its business as well as valuable leadership and management skills. Mr. Casey has deep knowledge of the Company's operations, strategies and competitive environment as well as the asset management industry as a whole.
Richard M. Frank has served as a director of Westwood and Westwood Trust since February 2006, and as Chairman of the Board of Directors since May 2015. Mr. Frank was previously employed by CEC Entertainment, Inc. (“CEC”), a Dallas-based company that operates a chain of pizza and children’s entertainment restaurants, until his retirement in March 2014. CEC was an NYSE-listed company until February 2014. From December 2008 until February 2014 he served as Executive Chairman of the Board of CEC. Mr. Frank served CEC as a director from June 1985 to February 2014, as Chairman of the Board and Chief Executive Officer from March 1986 to December 2008, and as President and Chief Operating Officer from June 1985 to October 1988. Prior to CEC, Mr. Frank served for 12 years as Chief Operating Officer of S&A Restaurant Co., a subsidiary of the Pillsbury Company.
Mr. Frank brings extensive knowledge with regard to executive and board level oversight of a public company through his significant experience as Chief Executive Officer, Chairman and director of CEC. Mr. Frank also has a deep understanding of business, governance, compensation and financial matters through his service with CEC.

Ellen H. Masterson has served as a director of Westwood and Westwood Trust since 2014. She retired as a partner with PricewaterhouseCoopers (“PwC”) in 2008, having served in such capacity since 1999 and also from 1985 to 1997. Ms. Masterson specialized in the audits of companies involved in several sectors of the financial services industry, including investment management firms and public companies with a focus on mergers and acquisitions. She held senior positions within the leadership of PwC from 2001 to 2008, including international responsibilities across PwC’s global network. From 1997 to 1999, Ms. Masterson served as Senior Vice President and Chief Financial Officer of American General Corporation prior to its acquisition by American International Group, Inc. Ms. Masterson serves on the Board of Directors of Insperity, Inc (NYSE: NSP), a leading provider of human resource and comprehensive business performance solutions for small and medium-sized businesses, and on the Board of Governors of The Doctors Company, the largest doctor-owned medical malpractice insurer in the United States. Since 1982, she has served on the boards of directors for numerous nonprofit and charitable organizations.
Ms. Masterson brings extensive knowledge of financial reporting and accounting issues faced by companies in the financial services industry, as well as experience with international business, strategic planning and corporate governance from over 40 years of serving clients and acting as a public company Chief Financial Officer and a trustee of nonprofit organizations.
Geoffrey R. Norman has served as a director of Westwood and Westwood Trust since April 2007. He was employed by General Electric from 1968 to 2004, serving in various roles including Comptroller of GE Española, Chief Financial Officer of GE International Contractor Equipment, Vice President & Treasurer of GE Capital, and Executive Vice President of GE Asset Management. Mr. Norman serves on a global board for buildOn, a not-for-profit entity that builds schools in underdeveloped countries and organizes after-school clubs in US high schools. Mr. Norman also serves as a consultant to 5AM Ventures, a life science venture capital firm based in San Francisco, California.
Mr. Norman brings extensive financial, operational, regulatory and strategic expertise to the Board, having served in several finance and executive management roles over his 36-year career at General Electric. As a former executive with GE Asset Management, where he led the creation of GE's external money management business and served on the Boards of Trustees of the GE Pension Fund and GE Canada's Pension Plan, Mr. Norman brings extensive knowledge of the institutional investment management business from both asset manager and plan sponsor perspectives.
Randy A. Bowman has served as a director of Westwood and Westwood Trust since 2021. He has served as the Chair, CEO and President of AT LAST! – The Urban Boarding Experience ("AT LAST!"), a non-profit organization that provides impoverished elementary school-aged children with urban boarding opportunities and educational resources, from January 2017 to the present. From July 2001 to January 2017, Mr. Bowman served as the President and Co-Owner of MW Logistics, a provider of transportation and logistics solutions for Fortune 200 manufacturers. Prior to founding his logistics company, Mr. Bowman spent 12 years as a corporate finance lawyer, primarily representing publicly-held and privately-owned clients in transactions ranging from initial capitalizations through ultimate liquidity events. Since 2016, he has served as a Board member and Chair of Impact Dallas Capital, a fund supporting increased economic development in southern Dallas. From 2016 to 2020, Mr. Bowman served as a Board member and Chair of the City of Dallas Employee Retirement Fund. From 2011 to 2015, he served as Board Chair of the Parkland Hospital Foundation.
Mr. Bowman brings significant business development, operational and strategic expertise as a result of his seventeen years owning and presiding over a successful logistics company, and experience with sophisticated corporate transactions from his twelve years as a former corporate finance lawyer. As former Chair of the City of Dallas Employee Retirement Fund, he brings substantial knowledge of oversight of investment management and allocation from a plan sponsor perspective. Mr. Bowman also has extensive civic and community knowledge, reputation and relationship capital through his nonprofit service, having founded AT LAST! and served as Chair of multiple high-impact nonprofit organizations.
Corporate Governance Information
The Board of Directors held seven meetings during 2023. All director nominees attended all meetings held in 2023. The standing committees of the Board of Directors currently consist of the Audit Committee, the Compensation and Human Capital Committee, and the Governance/Nominating Committee. The membership and duties of these committees are described below.

Independent Directors(1)	Audit Committee	Compensation and Human Capital Committee	Governance/Nominating Committee
Richard M. Frank(2)	M	M	M
Ellen H. Masterson(3)	C	M	M
Geoffrey R. Norman(3)	M	C	M
Randy A. Bowman	M	M	C
___________________
M    Committee member
C    Committee chair
(1)    The Board of Directors has determined that all members of the Audit, Compensation and Human Capital, and Governance/Nominating Committees are "independent directors" under the applicable rules of the NYSE and the Securities and Exchange Commission ("SEC").
(2)    Richard M. Frank is the Chairman of the Board of Directors and, as such, he chairs executive sessions of the Board of Directors.
(3)    The Board of Directors has determined that Geoffrey R. Norman and Ellen H. Masterson are qualified as Audit Committee financial experts within the meaning of the regulations of the SEC and have accounting and related financial management expertise within the meaning of the NYSE Corporate Governance Listing Standards.

Board Committees
Audit Committee. The Audit Committee operates pursuant to a charter approved by our Board of Directors, which the Audit Committee reviews periodically to determine if revisions are necessary or appropriate. A copy of the charter is posted on our website at westwoodgroup.com. In addition, a copy of the charter is available upon written request to our Corporate Secretary at our principal executive office (200 Crescent Court, Suite 1200, Dallas, Texas 75201). The Audit Committee monitors our independent auditors as well as the preparation of our financial statements and our system of internal control over financial reporting. The Audit Committee selects an independent accounting firm to conduct the annual audit, monitors the independence of our independent accountants, monitors our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee is responsible for reviewing reports from management relating to our financial condition and other matters that may have a material impact on our financial statements and compliance policies. The Audit Committee is responsible for asking our management and independent auditors about the appropriateness of the accounting principles we follow, as well as reviewing changes in accounting principles and their impact on our financial statements in terms of the scope of audits conducted or scheduled to be conducted. The Audit Committee is further responsible for preparing a report stating, among other things, whether our audited financial statements should be included in our Annual Report on Form 10-K. Finally, the Audit Committee evaluates the adequacy and effectiveness of our risk assessment, risk management policies, cybersecurity testing and policies, and overall enterprise risk management, including Environmental, Social and Governance ("ESG"). The Audit Committee met six times during 2023.
Compensation and Human Capital Committee. The Compensation and Human Capital Committee operates pursuant to a charter approved by our Board of Directors, which the Compensation and Human Capital Committee reviews periodically to determine if revisions are necessary or appropriate. A copy of the charter is posted on our website at westwoodgroup.com. In addition, a copy of the charter is available upon written request to our Corporate Secretary at our principal executive office (200 Crescent Court, Suite 1200, Dallas, Texas 75201). The Compensation and Human Capital Committee supports the Board of Directors by establishing our executive compensation philosophy and objectives, overseeing the development and implementation of our compensation, benefits and retirement policies and programs, reviewing and approving Company and individual goals relevant to the compensation of the CEO and other executive officers, recommending the compensation of the CEO for approval by the Board of Directors, and determining and administering the compensation for our other executive officers. In addition, the Compensation and Human Capital Committee oversees our incentive compensation plans, determines any incentive awards to be made to our officers, oversees our stock incentive and other equity ownership plans, reviews management development and succession plans related to executive officers, reviews our human capital initiatives related to diversity, equity and inclusion programs and other workforce initiatives, as well as oversees other matters relating to compensation and benefits. The Compensation and Human Capital Committee met five times during 2023.
The CEO, who is not a member of the Compensation and Human Capital Committee, attended all of the Committee’s meetings held in 2023 in order to contribute to and understand the Committee’s oversight of our executive compensation. The CEO did not attend portions of meetings relating to his own compensation. The Compensation and Human Capital Committee regularly conducts executive sessions without management present.
The Compensation and Human Capital Committee engages in an ongoing dialog with the CEO and the Committee’s independent compensation consultants in the evaluation and establishment of our executive compensation program and received input from the Senior Vice President, Head of Human Capital when making executive compensation decisions.
The Compensation and Human Capital Committee retained McLagan Partners to serve as an independent consultant to the Committee regarding executive compensation. The Committee did not direct McLagan Partners to perform its services in any particular manner or under any particular method. The Committee has the final authority to retain the compensation consultant and it evaluates the compensation consultant annually. McLagan Partners does not provide any services to the Company other than as an advisor to the Committee and the Committee has determined that no conflicts of interest exist as a result of the engagement of McLagan Partners.
Governance/Nominating Committee. The Governance/Nominating Committee operates pursuant to a charter approved by our Board of Directors, which the Governance/Nominating Committee reviews periodically to determine if revisions are necessary or appropriate. A copy of the charter is posted on our website at westwoodgroup.com. In addition, a copy of the charter is available upon written request to our Corporate Secretary at our principal executive office (200 Crescent Court, Suite 1200, Dallas, Texas 75201). The primary functions of the Governance/Nominating Committee are to develop and oversee the application of corporate governance principles to Westwood, review and assess the composition of the Board, identify and evaluate qualified candidates for Board membership, recommend director nominees to the Board to be voted on at the annual meeting of stockholders, develop and recommend Corporate Governance Guidelines, determine a director’s independence, coordinate educational sessions on topics, including cyber security, and communicate with members of the Board regarding Board and committee meeting format and procedures. The Governance/Nominating Committee met four times during 2023.
Director Independence
Our Board of Directors has adopted Corporate Governance Guidelines regarding director independence, among other matters. The full text of our Corporate Governance Guidelines is available on our website at westwoodgroup.com. In addition, a copy of our Corporate Governance Guidelines is available upon written request to our Corporate Secretary at our principal executive office (200 Crescent Court, Suite 1200, Dallas, Texas 75201).

Pursuant to our Corporate Governance Guidelines, a majority of the members of our Board, as well as of all members of each committee of the Board, must be non-management directors who meet the “independence” requirements of the NYSE Corporate Governance Listing Standards and other governing laws and regulations. In addition, all members of the Audit Committee must meet additional “independence” standards required under the Exchange Act. Our Board of Directors reviews director independence annually. In the 2023 review, the Board reviewed directors’ responses to a questionnaire inquiring about their relationships, and the relationships of their family members, with us, and other potential conflicts of interest. Our Board is aware that some of our directors and individuals or entities affiliated with such directors have asset management accounts held by one of our subsidiaries and managed by us. Our Board of Directors did not consider donations made during 2023 by Ms. Byrne to AT LAST! to be an impairment of Mr. Bowman’s independence. After noting such items our Board of Directors unanimously determined that none of these relationships constituted a material relationship with us that would affect the “independence” of any such director under SEC and NYSE rules.
The Board has affirmatively determined that Messrs. Frank, Norman, Bowman and Ms. Masterson are “independent” as defined under SEC and NYSE rules. Mr. Casey, who served as an executive officer of the Company during 2023, is not an independent director.
Board Leadership Structure
Our Board of Directors currently separates the roles of Chief Executive Officer and Chairman of the Board. However, the Board does not have a policy that requires these two roles to remain separate. Brian O. Casey serves as our Chief Executive Officer and director, and Richard M. Frank serves as our Chairman of the Board. As Chief Executive Officer, Mr. Casey manages the day-to-day operations of the Company together with Fabian Gomez, our President and Chief Operating Officer. Mr. Casey provides leadership on the Company’s key strategic objectives. As Chairman of the Board, Mr. Frank (i) provides leadership to the Board and chairs its meetings, (ii) chairs executive sessions of the non-management directors, and (iii) sets the agendas for such meetings and sessions. In accordance with our Corporate Governance Guidelines, our non-management directors meet in executive session without the presence of management on a regular basis.
With a supermajority of independent directors, an Audit Committee, a Compensation and Human Capital Committee and a Governance/Nominating Committee each comprised entirely of independent directors, a Chairman of the Board who chairs all executive sessions of the non-management directors and who has extensive knowledge with regard to executive and board level oversight of a public company through his significant experience as chief executive officer, chairman and board director of CEC, and who also has a deep understanding of business, governance, compensation and financial matters, the Board of Directors believes that its current leadership structure provides an appropriate balance that best serves the Company and its stockholders.
The Board has adopted a Board Refreshment Policy that requires the Board to annually examine its composition through the lens of the skills and experience that best serve the Company’s needs, and the results of the director evaluations required to be performed each year. The Board also established age limits and tenure caps as additional governance tools, but does not rely solely on those tools. If there is a compelling reason aligned with the best interest of the Company and its stockholders, the Board has the ability to delay the application of an age limit or tenure cap to a director for a twelve (12) month period, and may do so for an individual director no more than two (2) times. Finally, the Board also created an Emerita Director position which will help ensure that it is not arbitrarily losing necessary and valuable attributes as a result of the age limit and tenure cap. The Board chair will determine the Emerita Director’s charge, which will be comprised of Board-appropriate duties. The Board has voted to delay the effectiveness of the age limit and tenure cap to Mr. Norman and the tenure cap to Mr. Frank for a period of twelve (12) months in each instance.
Board's Role in Risk Oversight
The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on the Company’s enterprise risk management committee regarding areas of material risk to the Company, including operational, financial, legal and regulatory, cybersecurity, ESG and strategic risks. The Audit Committee is responsible for oversight of risks relating to accounting matters, financial reporting, cybersecurity, and legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee meets regularly with management, Protiviti, the Company’s internal auditor, and BDO, the Company's independent auditor. The Audit Committee also oversees and approves the engagement of a third-party service provider to perform cybersecurity assistance services and cybersecurity testing throughout the year. The Compensation and Human Capital Committee is responsible for overseeing risks relating to employment policies and the Company's compensation and benefits programs, including diversity, equity and inclusion. To satisfy these oversight responsibilities, the Compensation and Human Capital Committee meets regularly with management to understand the implications of compensation decisions, particularly the risks our compensation policies may pose to the Company’s financial condition, human resources and stockholders. The Governance/Nominating Committee is responsible for overseeing risks relating to overall corporate governance and succession planning. To satisfy these oversight responsibilities, the Governance/Nominating Committee annually reviews Board composition, as well as Board and committee performance, and periodically reports to the Board on corporate governance and succession planning matters.
Our Board’s risk oversight function is supported by our Chief Executive Officer and director, Mr. Casey, whose industry knowledge and experience provide the Board with a deep understanding of risks facing the Company. The Board believes that having Mr. Casey on the Board, together with a supermajority of independent directors and three wholly independent Board committees, provides the appropriate leadership structure for effective risk oversight by the Board.
Risks Related to Compensation Policies and Practices

As part of its oversight of our executive and non-executive compensation programs, the Compensation and Human Capital Committee considers the impact on our risk profile of our compensation programs, and the incentives created by the compensation awards that it administers. The Committee reviews its compensation policies and procedures, including incentives and factors that may influence excessive risk-taking, to determine whether they present a material risk to the Company. The Compensation and Human Capital Committee also utilizes these risk mitigating factors:
•Overall compensation levels that are competitive with market;
•Limits on annual cash incentive awards;
•Discretionary authority to reduce annual cash incentive awards;
•Long-term equity incentive awards to reward executives and other key employees for driving sustainable, profitable growth for stockholders and clients;
•Vesting periods for long-term equity incentive awards that encourage key employees to focus on sustained stock price appreciation;
•Internal controls over financial reporting and other financial, operational and compliance policies and practices that are intended to prevent manipulation of performance;
•Maintain key risk mitigating policies, including a clawback policy to recover incentives for financial restatements due to misconduct or fraud, and stock ownership guidelines that require officers and directors to own a significant amount of Company stock; and
•Policies related to the promotion of diversity, equity and inclusion in our workforce.
Environmental, Social and Governance
ESG Core Principles
Since our inception as a company we have deliberately worked to create a corporate culture focused on our core values. In pursuit of that goal, we have found meaningful inspiration in Coach John Wooden’s, Pyramid of Success™ which helps us to reach for and maintain a culture of teamwork and integrity that always puts our clients’ interests ahead of our own.
At Westwood, impacted by cultural shifts affecting the industry, we have reflected on and further refined the criteria that we believe will keep us relevant. Our ESG focus is guided by the following six pillars:
1.Environmental impact;
2.Diversity, equity and inclusion;
3.Community;
4.Responsible investing;
5.Privacy and data protection; and
6.Governance.
We consider ESG issues not only in our investment process but also in our daily business lives because it makes good business sense. It enables us to create an environment that values true diversity, inclusiveness and transparency and ultimately supports employee growth over the long term.
As an active asset manager, we take a fundamental, financial materiality approach to identifying high-quality companies and strong businesses around the world. Our responsible investment commitment is linked into our investment process across our broad range of high-conviction equity and outcome-oriented solutions. We integrate ESG issues into our proprietary investment process and consider them important in conducting bottom-up, fundamental analysis when evaluating a company’s strategy, downside risk and valuation. Based on our research, we find sustainability plays a critical role in company selection and it has always been an input to our analytical process. As ESG evaluation techniques evolve, we will continue to adapt our investment approach to stay true to our fiduciary responsibilities.
Being an active manager describes more than our approach to investing. It sums up how we run our business as a publicly traded company. Our focus on transparency, corporate governance, life principles, ethical conduct and giving back to our communities is central to our values. Diversity is an important part of our culture: approximately 43% of our employees are women, including 33% at or above the Vice President level and about 34% of our employees self-identify as members of minority communities. In 2023, Westwood was honored as one of Pension & Investments “Best Places to Work in Money Management,” an award Westwood has achieved nine times.

Westwood is a signatory of the United Nations Principles for Responsible Investment ("UNPRI") and is committed to adopting and implementing responsible investment principles in a manner consistent with our fiduciary duties. We support the UNPRI and fully recognize the importance of considering ESG issues in our overall investment process.
Governance
Westwood is committed to the successful integration and promotion of ESG at both corporate and investment levels. We have established two governing structures, a Responsible Investment Committee and a Corporate Responsibility Committee, to ensure we have the strategic influence and leadership in place to create a clear corporate sustainability strategy across our business. The separation of responsibilities among these two structures was designed to ensure accountability across our firm.
The Responsible Investment Committee deals with the maintenance, development and implementation of investment practices to support our ESG policy. The Corporate Responsibility Committee oversees and implements our corporate sustainability strategy and ESG policies, engaging leadership across corporate functions to provide oversight and strategic guidance. Westwood has embraced Diversity, Equity and Inclusion as an essential part of our history, culture and identity. We support opportunity for individuals from all backgrounds and are committed to valuing unique ideas, perspectives and experiences. In such an environment, we want all of our employees to feel valued, included and empowered to do their best work and deliver the best possible service to our clients.
Using available data on Diversity, Equity & Inclusion best practices, the Committee’s efforts focus on these goals:
•Partnering with managers on recruiting and managing a diverse workforce.
•Creating an inclusive work environment that ensures equal opportunity for professional growth and advancement.
•Developing cultural competence and responsiveness to maximize our effectiveness in interpersonal interactions to best meet client needs.
ESG Integration
Across all our strategies, our ESG analysis focuses on material factors. We acknowledge that fundamental ESG analysis is highly nuanced by security (sector, size, geography) and investment strategy (holding period, position size, share rights). The specifics of integration and execution are at the discretion of the investment teams.
ESG analysis is performed by our industry analysts during the first step of our fundamental investment process in which analysts conduct deep, forward-looking research. As part of this process, our analysts meet with management and investor relations at target companies to understand their business strategy and financial strength. When ESG issues are of specific concern, our team identifies the target company’s plans to address them and establishes a “tracking” perspective to monitor their progress. Analysts have access to multiple third-party ESG metric providers and often generate their own inputs which are integrated into a proprietary financial statement projection as part of our investment recommendation.
Proxy Voting
Westwood treats proxy voting rights as valuable portfolio assets. Our overarching principle is to exercise voting responsibilities solely in the best interests of our clients. We view proxy voting as a way to address corporate governance issues and to encourage corporate actions that enhance stockholder value. Westwood uses guidelines from a third-party proxy research service, Glass-Lewis, that we believe create value for our clients. The Investment Operations Team oversees implementation of our proxy voting policy. Our Corporate Responsibility Committee, in collaboration with our investment team’s bi-monthly review of ballots, confirms that our proxy voting ESG guidelines generally match Glass-Lewis policy, which is to vote in favor when a clear link exists between the proposal and value enhancement or risk mitigation to stockholders. Our goal is to vote all proxies and, although we generally agree with the recommendations of our proxy research service, we vote against their recommendations when we believe it to be in our clients’ best interests. An annual summary of voting is sent to each client for whom proxies are voted.
Social Impact and Corporate Giving
Community involvement is a cornerstone of our culture, which drives employee engagement and makes employees proud to work at Westwood. Every year we donate to local and national nonprofits and we are pleased to support clients and employees in their volunteer efforts. Westwood employees participate in various community volunteer activities throughout the year, such as serving food to the homeless and at-risk individuals at The Stewpot or building homes with Habitat for Humanity.
Environment
At Westwood, the ways in which we care about our communities and the world around us include our initiative to calculate our carbon footprint and buy offsetting carbon credits. Our Green Committee establishes initiatives to support this important work.
Stockholder Recommendations for Director Candidates
The Board of Directors has delegated specific responsibilities to the Governance/Nominating Committee relating to selection of directors to serve on the Board. The Governance/Nominating Committee is responsible for identifying potential candidates for Board membership and for recommending a slate of director candidates to stand for election at the annual meeting of our stockholders. The Governance/Nominating Committee seeks to identify director candidates who (i) have significant business experience that is relevant and beneficial to the Board and Westwood, (ii) are willing and able to make a sufficient time commitment to the affairs of Westwood to effectively perform the duties of a director, including regular attendance at Board and committee meetings, (iii) are committed to the long-term growth and profitability of Westwood, (iv) are individuals of character and integrity, (v) are individuals with inquiring minds willing to challenge and stimulate management and (vi) represent the interests of Westwood as a whole and not just the interests of a particular stockholder or group. The Governance/Nominating Committee does not have a specific policy considering diversity in identifying director candidates. The Governance/Nominating Committee believes these criteria are the key factors in identifying qualified director candidates.
The Governance/Nominating Committee has a policy for considering new director candidates recommended by our stockholders if such recommendations are made in compliance with applicable laws, rules and regulations, our Bylaws, and procedures established by the Committee. Director candidates recommended by stockholders are evaluated by the Governance/Nominating Committee using the same criteria described in the previous paragraph.
Under our Bylaws, stockholders can nominate persons for election to our Board of Directors. Any director nomination must comply with the requirements set forth in our Bylaws and must be received by our Corporate Secretary at our principal executive offices not later than the close of business on January 31, 2025, and not earlier than the close of business on January 1, 2025. In the event that the date of the 2025 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2024 Annual Meeting of Stockholders, notice of such stockholder proposal must be received no earlier than the close of business on the 120th day before the 2025 annual meeting of stockholders and no later than the close of business on the later of the two following dates: the 90th day prior to the 2025 annual meeting of stockholders, or the 10th day following the day on which public announcement of the date for our 2025 annual meeting of stockholders is first made.
 Communications with the Board
Stockholders or other interested parties may communicate with the Board of Directors or particular Board members (including our Chairman or non-management directors as a group) by mailing a written communication to our Corporate Compliance Officer at 200 Crescent Court, Suite 1200, Dallas, Texas 75201, by email to legal@westwoodgroup.com or by telephone to 214-756-6900. The Board encourages shareholder communication with the Board and company management. The Company conducted a shareholder outreach drive and held meetings or calls with any requesting shareholder. Additionally, our Chief Executive Officer routinely conducts calls with the Company’s largest shareholders. All communications are received and processed by the Corporate Compliance Officer before being referred to the appropriate Board member(s). Complaints relating to our accounting, internal controls or auditing matters, and concerns regarding questionable accounting or auditing matters, are referred to the Chairman of the Audit Committee. Other communications intended for the Board of Directors at large are referred to our Chairman, while communications intended for specific Board members are referred to those Board members. Advertisements, solicitations for periodicals or other subscriptions, and similar communications are not forwarded to Board members. In the event that a complaint or concern appears to involve the Corporate Compliance Officer, the stockholder or other interested party is encouraged to contact directly the Chairman of the Audit Committee, Ellen H. Masterson at emasterson@westwoodgroup.com.
Stockholders may also communicate with Board members at the annual meetings of stockholders, as it is our policy that Board members should attend such meetings and make themselves available to address any matters properly brought before the meetings. Instructions for methods to communicate with Board members at any virtual annual meeting of stockholders will be explained at the outset of the meeting. All of our Board members attended the 2023 annual meeting of stockholders.
Code of Business Conduct
All of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and all of our directors, are required by our Code of Business Conduct to conduct business in the highest legal and ethical manner. The full text of the Code of Business Conduct is available on our website at westwoodgroup.com. In addition, a copy of the Code of Business Conduct is available upon written request to our Corporate Secretary at our principal executive office address. We intend to post amendments to or waivers from the Code of Business Conduct as required by applicable rules on our website.
Our employees are required to report any conduct that they believe could be construed as a fraudulent or illegal act or otherwise be in violation of the Code of Business Conduct. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.
Director Compensation
For 2023, we paid each non-employee member of our Board of Directors a $62,000 annual retainer. The Chairman of the Board received an additional $20,000 annual retainer, the committee chairs for the Audit and Compensation and Human Capital Committees each received an additional $15,000 annual retainer and the committee chair for the Governance/Nominating Committee received an additional $5,000 annual retainer. There are no specific fees for attendance at Board or committee meetings. Additionally, upon election or re-election as a member of our Board of Directors, each non-employee director is awarded restricted shares of our common stock, which generally vest 12 months from the date of grant. Each restricted share award is made in a number of shares equal in value to $95,000 on the date of the award. Stock awards include a $90,000 award for each non-employee director and a $5,000 award for each non-employee director serving on the separate Board of Directors for Westwood Trust.
The Board has established stock ownership guidelines for non-employee directors. All such directors are in compliance with the policy by holding the required net vested shares until such time as the minimum is achieved.

The Compensation and Human Capital Committee reviews our compensation arrangements for directors from time to time. Brian O. Casey, our Chief Executive Officer, is not included in this table as he is a Company employee and receives no compensation for his service as director. See "Executive Compensation" for information concerning Mr. Casey's compensation. The Company's executive officers do not make recommendations regarding the non-employee directors' compensation.
2023 Director Summary Compensation Table

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($) (1)	Stock Awards ($) (2)	Total ($)
Susan M. Byrne	62,000	103,031	95,000	260,031
Richard M. Frank	82,000	5,000	95,000	182,000
Ellen H. Masterson	77,000	5,000	95,000	177,000
Geoffrey R. Norman	77,000	5,000	95,000	177,000
Randy A. Bowman	67,000	5,000	95,000	167,000
_______________________________
(1)    Susan M. Byrne earned $98,031 as a consultant for the Company for 2023. Each non-employee director also earns a $1,000 annual retainer and $1,000 for each regularly scheduled quarterly meeting for serving on the separate Board of Directors of Westwood Trust.
(2)    Stock awards include a $90,000 award for each non-employee director and a $5,000 award for each non-employee director serving on the separate Board of Directors for Westwood Trust. Stock awards reflect the grant date fair value of the time-based restricted stock granted to directors in 2023 in accordance with Accounting Standards Codification Topic 718 ("ASC 718"), "Stock Compensation." The assumptions used in the valuation of the restricted stock awards are discussed in Note 8 "Employee Benefits" of our audited financial statements, which are included in our 2023 Annual Report on Form 10-K. All restricted stock grants were made under the Ninth Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan, as amended, and are subject to a one-year vesting period as described above.
As of December 31, 2023, our directors, other than Brian O. Casey, held the following unvested restricted stock:

Name	Unvested Restricted Stock
Susan M. Byrne(1)	7,917
Richard M. Frank(1)	7,917
Ellen H. Masterson(1)	7,917
Geoffrey R. Norman(1)	7,917
Randy A. Bowman(1)	7,917
_______________________________
(1)    Issued on April 26, 2023 with a vesting date of April 26, 2024, subject to such director's continued service as a director through the vesting date.

EXECUTIVE OFFICERS
Biographical information regarding Westwood's executive officers and other key employees during 2023 is as follows:
Leah Bennett, age 55, has served as President, Westwood Wealth Management since May 2022. From March 2018 to May 2022 she served as President of Westwood Wealth Management – Houston and from June 2016 to March 2018 as Vice President, Trust Officer. Prior to Westwood, Ms. Bennett was Co-Chief Investment Officer at South Texas Money Management, Managing Director and Chief Investment Officer at King Investment Advisors, Inc. and a Research Analyst for Capital Research & Management. Ms. Bennett earned her B.S in Economics from Texas A&M University.
Brian O. Casey, age 60. See biographical information in the "Proposal 1 – Election of Directors" section.
John A. Ehinger, Jr., age 50, has served as Westwood's Head of Legal and Chief Compliance Officer since April 2023. Mr. Ehinger joined Westwood in 2016 as Senior Legal Counsel. Prior to joining Westwood, Mr. Ehinger served as general counsel and chief compliance officer with Placemark Investments, Inc. and as transition counsel with Envestnet Asset Management, Inc. after its acquisition of Placemark. Previously he was an associate with Balch & Bingham LP in Alabama and a staff attorney with the U.S. Securities and Exchange Commission, Division of Market Regulation (now Trading and Markets) in Washington, DC. Mr. Ehinger earned his BA in history from Auburn University and his JD from Vanderbilt University. He is a member of the Texas State Bar.
Murray "Terry" Forbes III, age 46, has served as Senior Vice President, Chief Financial Officer and Treasurer since November 2018. Previously, he served as Vice President of Finance from December 2014 to October 2018. Prior to joining Westwood, Mr. Forbes served as Senior Director and Assistant Controller of CEC. CEC was an NYSE-listed company until February 2014. From 2000 to 2012, he was with KPMG LLP, most recently as an audit senior manager. Mr. Forbes earned a B.B.A. in Accounting from the University of Richmond.

Fabian Gomez, age 58, has served as President since May 2022 and Chief Operating Officer since July 2023. He previously served as Senior Vice President, Chief Operating Officer from February 2018 to May 2022. He served as Chief Information Officer from July 2015 and as Director of Operations beginning in February 2016. Before joining Westwood, Mr. Gomez worked at Invesco Ltd. as Global Head of Equity and Alternative Investment Applications responsible for strategic planning, oversight of all major project initiatives, and staff development at a global level. Mr. Gomez worked at McDonnell Investment Management for six years as a Managing Director and Chief Information Officer and also worked for Nuveen Investments, Morgan Stanley Investment Management and Van Kampen Funds. Mr. Gomez earned an MBA in Finance and International Management from Rice University Business School and a B.A. in Biology from The University of Texas at Austin.
There are no family relationships among the directors, executive officers and other key employees of Westwood.

EXECUTIVE COMPENSATION
Executive Summary
The Company is a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Securities and Exchange Act of 1934 and the following compensation disclosure is intended to comply with the requirements applicable to smaller reporting companies. The rules allow the Company to provide less detail about its executive compensation program, however the Compensation and Human Capital Committee (the “Committee”) wishes to provide additional information to help stockholders understand its executive compensation decisions.
Named Executive Officers
This section provides information regarding our executive compensation program in 2023 for the following executive officers of the Company (collectively, the "named executive officers"):

Name	Position
Brian O. Casey	Chief Executive Officer
Fabian Gomez	President and Chief Operating Officer
Leah Bennett	President, Westwood Wealth Management

Fiscal Year 2023 Performance Highlights
Despite challenging market conditions, the Company delivered strong financial and strategic results during 2023.
Highlights of the Company's 2023 financial results include the following:
•Total Revenues increased approximately 31% compared to 2022.
•Comprehensive Income of approximately $9.5 million compared favorably with a loss of approximately $4.6 million in the prior year thanks to revenue growth, expense discipline and positive non-recurring items.
•Backed by strong investment performance and superior client service, our asset retention levels were outstanding.
•We paid out approximately $5.5 million in dividends to our stockholders.
•Our financial position remains strong with liquid cash and short-term investments of approximately $53.1 million, and no debt as of December 31, 2023.
Highlights of the Company’s 2023 strategic results include the following:
•We successfully completed the integration of Salient's asset management business following our 2022 acquisition.
•We added Managed Investment Solutions, which bolsters our ability to provide customized solutions to institutional and wealth investors.
•We acquired an additional 32% interest in Broadmark, an RIA managing and/or sub-advising mutual funds, retail and institutional separately-managed accounts, bringing our ownership to just under 80%.
•SMidCap Value, SmallCap Value, MidCap Value, High Alpha, Enhanced Balanced, High Income, Alternative Income, Global Real Estate and Real Estate Income all beat their primary benchmarks for the year.
Key 2023 Compensation Decisions for Named Executive Officers
In accordance with our “pay-for-performance” compensation philosophy, the Committee generally allocates a substantial majority of each named executive officer’s direct compensation (i.e., base salary, target annual cash incentive, and target value of long-term incentives) to variable “at-risk” compensation. In this way, our executive compensation program is designed to (a) align the interests of our named executive officers with those of our stockholders and (b) reward successful achievement of annual performance and strategic objectives.
Accordingly, the compensation decisions with respect to each of our named executive officers for 2023 were primarily driven by our performance against Company-wide financial and strategic objectives and individual objectives that were developed at the beginning of the year.
Reflecting a rigorous assessment of the Company’s performance, the bonus pool and the aggregate incentives for our named executive officers were close to flat between 2022 and 2023.
In summary:
•The Committee made no change to Mr. Casey’s annual base salary and, based on 2023 performance as measured against pre-established financial and strategic objectives, approved an annual cash incentive bonus to Mr. Casey in the amount equal to 89.7% of target. Mr. Casey’s 2023 incentive awards reflected the Company’s overall performance and his impact on our successful acquisition of Broadmark and integration of Salient, which the Committee recognized.
•The Committee approved an annual cash incentive bonus to Mr. Gomez for 2023 in an amount equal to 81.6% of target, reflecting 2023 performance as measured against pre-established financial, strategic, and individual performance objectives, along with the Committee’s assessment of his impact on our successful acquisition of Broadmark and the integration of Salient.
•Ms. Bennett’s compensation is determined based on the Wealth Management Revenue Share objectives described later, with the Committee noting that Ms. Bennett met some but not all of her objectives.
•In February 2023, the Committee approved the following awards of restricted stock to each of our named executive officers based on our fiscal 2022 performance: Mr. Casey – 50,649 shares; Mr. Gomez – 16,208 shares; and Ms. Bennett – 16,208 shares.
•In February 2024, the Committee approved the following awards of restricted stock to each of our named executive officers based on our fiscal 2023 performance: Mr. Casey – 48,230 shares; Mr. Gomez – 32,908 shares; and Ms. Bennett – 21,667 shares. These restricted stock awards were granted after the end of 2023 and accordingly will be reported in our 2025 proxy statement.
Overview of our Executive Compensation Program
The intellectual capabilities of our employees are among our most important assets. Our financial results depend on the level of assets we manage; and our ability to generate competitive long-term investment performance; build strong relationships with clients; investment consulting firms and other financial intermediaries; provide outstanding client service; and develop new client relationships.
We believe that the quality, expertise and commitment of our named executive officers are critical to delivering superior long-term results to our clients and shareholders and to achieving our overall business objectives. Our executive compensation program aims: to align executive compensation with performance delivered for shareholders and clients; to deliver pay in a balanced combination of base salary, cash awards and long-term, shareholder-aligned equity; and to attract, motivate and retain top talent.
We review our executive compensation program on an ongoing basis to ensure that it reflects market best practices related to corporate governance and risk mitigation. Highlights of our executive compensation program related to these matters include the following:

What We Do	What We Do Not Do
✓ Variable "at risk" compensation targeted at a larger share vs. fixed base salary	✗ We do not provide fringe benefits or perquisites to executives that are not available to all employees
✓ Compensation aligned with performance achievements	✗ We prohibit hedging and short-sales of Company stock by executives and directors
✓ Incentive plan payouts capped on amounts that executives can earn	✗ We do not gross-up change-in-control related benefits for excise tax
✓ Change-in-control severance is a "double trigger" for our CEO	✗ We do not pay dividends on unvested equity-based compensation awards
✓ Officers and directors are required to satisfy industry-aligned standards related to Company stock ownership	✗ We prohibit repricing of stock options without stockholder approval
✓ Clawback policy requires recovery of erroneously received compensation in the event of a financial restatement and other material failures
✓ Appropriate post-employment and change-in-control arrangements
✓ McLagan Partners' survey results used for competitive compensation market data and ad hoc compensation analysis

Stockholders Advisory Vote on Executive Compensation (“Say-on-Pay”)
Response to the 2023 Say-on-Pay Vote
At our 2023 Annual meeting of Stockholders held in April 2023, approximately 70% of the votes cast (excluding abstentions and broker non-votes) on the say-on-pay proposal at the meeting were voted in favor of the proposal, however we were disappointed to receive less support than in previous years.
Stockholder Engagement
As part of our regular shareholder engagement program, we reached out this past year to our top institutional shareholders, representing 4.7 million shares or 51.5% of total shares outstanding, in an effort to obtain more specific feedback on our executive compensation program.
The Compensation Committee welcomes stockholder perspectives on our executive compensation program and will continue to carefully consider future say-on-pay votes when making compensation decisions for our executive officers.
Previous stockholders’ comments regarding our executive compensation program generally focused on the following themes:
•Enhance disclosures on the process for establishing performance goals and improve the link between executive pay and Company performance, and
•Provide more information about the Compensation Committee’s decisions on executive compensation and the rationale for the existing structure and approach.
The Compensation Committee values feedback from our stockholders and is committed to continuing to do the following:
•Reaching out to our large stockholders to discuss our executive compensation program and corporate governance structure and practices.
•Evolve and improve the transparency of our philosophy, the Compensation Committee process, and compensation decisions with respect to our named executive officers. In this regard, in 2023 we initiated a detailed scorecard-based assessment for named executive officers.
•In accordance with our “pay-for-performance” philosophy, the Committee allocated a substantial majority of each named executive officer’s direct compensation to variable “at-risk” compensation. This aligns the interests of our named executive officers with those of our stockholders and rewards successful achievement of annual performance and strategic objectives. Compensation decisions were primarily driven by performance against Company-wide financial and strategic objectives together with individual objectives established at the beginning of the year.
We remain committed to achieving strong stockholder support for our compensation programs and look forward to better results stemming from our engagement efforts from stockholders.
Compensation Philosophy and Objectives
In designing and implementing our executive compensation program, the Compensation and Human Capital Committee is guided by the following philosophy and objectives:
•Deliver competitive compensation at levels that attract, motivate and retain talented executives who contribute to the success of our business;
•Award compensation that motivates and rewards short- and long-term individual and company performance while discouraging excessive risk-taking; and
•Align named executive officers’ interests with those of our stockholders.
As an executive's role expands in scope, duties and responsibilities, we believe that: (1) an increasing share of total direct compensation should be at risk and performance-based; (2) base salary should be a relatively smaller portion of total direct compensation; and (3) most of incentive compensation should vary with overall Company results. Reflecting these principles, in 2023, 33% of Mr. Casey’s total compensation was delivered in performance-based compensation and 30% was delivered in long-term equity awards which provide direct alignment with our shareholders.
Market Compensation Data.
In making its pay decisions, the Committee reviewed market compensation data from McLagan’s 2023 Investment Management Survey – U.S., a widely-used source for compensation information that includes data from approximately 175 public and private investment firms (the “McLagan Survey”). Confidentiality obligations to McLagan Partners and its survey participants prevent disclosure of the firms included in the survey.
The Committee considers market compensation data from the McLagan Survey to be useful in helping ensure that our executive pay levels remain competitive. In using the McLagan Survey, the Committee: (1) primarily considered data for firms with assets under management between $15 billion and $34.9 billion, a comparison that the Committee deemed appropriate given our Company’s size and complexity; and (2) did not set any component of our named executive officers’ pay to fall within a specific range or percentile of the reported survey data.
2023 Summary Compensation Table
The following table summarizes all compensation earned by our named executive officers for the years indicated.

					Non-Equity
					Incentive	All
				Stock	Plan	Other
		Salary		Awards	Compensation	Compensation
Name and		($)	Bonus	($)	($)	($)	Total
Principal Position	Year	(c)	($)	(e)	(f)	(g)	($)
(a)	(b)	(1)	(d)	(2)	(3)	(4)	(h)
Brian O. Casey	2023	750,000	—	625,000	672,732	19,800	2,067,532
Chief Executive Officer	2022	750,000	—	312,500	281,250	18,300	1,362,050
	2021	750,000	937,500	—	—	17,400	1,704,900
Fabian Gomez	2023	400,000	—	200,000	244,885	19,800	864,685
President and Chief Operating Officer	2022	347,916	—	257,813	200,000	18,300	824,029
	2021	275,000	282,813	225,000	—	17,400	800,213
Leah Bennett	2023	300,000	—	200,000	260,000	107,448	867,448
President, Westwood Wealth Management	2022	244,792	—	235,000	100,000	124,395	704,187

(1)    This column represents base compensation earned during each of the fiscal years presented.
(2)    Restricted stock awards are typically granted in February of each year based on our performance for the immediately preceding year. The restricted stock awards shown for 2023 and 2022 were made in February 2023 and February 2022, respectively, based on our performance for, respectively, the 2022 performance year and the 2021 performance year. The restricted award grants for 2023 performance year that were granted in February 2024 are described below.
For 2023, the amounts contained in column (e) reflect (i) for Mr. Casey, the grant date fair value of his time-vested restricted stock award (50,649 shares) (ii) for Mr. Gomez, the grant date fair value of his time-vested restricted stock award (16,208 shares), and (iii) for Ms. Bennett, the grant date fair value of her time-vested restricted stock award (16,208 shares).
The above grant date fair values reported in column (e) were calculated in accordance with Accounting Standards Codification Topic 718 (“ASC 718”), “Stock Compensation.” The assumptions used in the valuation of the time-vested restricted stock awards are discussed in Note 8 “Employee Benefits” of our audited financial statements, which are included in our 2023 Form 10-K. See the “Executive Compensation” section above for a further description of these restricted stock awards.
(3) For 2023, the amounts for Messrs. Casey and Gomez and Ms. Bennett reflect the cash payments made under our executive compensation program. Each of these payments was approved in 2024.
(4) Amounts in column (g) reflect each named executive officer’s 401(k) Company matching contribution, which was $19,800 for each named executive officer for 2023 and $18,300 for each named executive officer for 2022. See “Other Benefits and Perquisites” below for a description of plan contributions. For Ms. Bennett, the amounts in column (g) also include $87,648 and $106,095 in commission payments made to her during 2023 and 2022, respectively, under the New Business Incentive Program for Wealth Management.
Narrative Disclosure to Summary Compensation Table
For 2023, the principal components of compensation for our named executive officers were base salary, an annual cash incentive award, a long-term equity award paid in restricted stock, and, for Ms. Bennett, commission payments. For the three named executive officers, an average of approximately 60% of 2023 total direct compensation represented variable "at risk" compensation that was delivered in the form of performance-based annual cash incentive awards and time-based long-term equity awards.
Base Salary
Base salary is the fixed component of our named executive officers’ annual cash compensation. The Company provides its named executive officers with a base salary for services rendered during the year and in recognition of their expertise, knowledge and experience.
Salary levels are typically assessed annually as part of our performance review process, as well as upon promotions, changes in job responsibilities, or in connection with the terms of initial employment.
Annual Cash Incentive Awards
Our named executive officers are eligible to receive performance-based cash incentive bonuses, which are designed to provide appropriate incentives to our executives to achieve defined performance goals and to reward our executives for individual achievement toward these goals. The Company believes that using a combination of cash incentive awards and equity awards moderates the dilution effect of using equity awards alone. The Committee sets performance objectives and subsequently approves annual cash incentive awards for our named executive officers. For Mr. Casey and Mr. Gomez, we use target incentives and a structured scorecard-based system to evaluate performance and determine cash incentive payouts. Performance measures and weightings can vary under these executives’ scorecards to reflect differences in responsibilities and impact on results. Ms. Bennett is covered under a team-based revenue sharing plan, with a scorecard-based system to evaluate her performance and determine her payouts under that plan.
The Committee closely monitors individual performance throughout the year and completes formal mid-year and end-of-year performance assessments using the pre-defined scorecards. Final incentive payouts are based on the scorecard results and the amounts which the Committee believes balance the need to: (1) retain the executives with industry-competitive total compensation; and (2) provide attractive long-term financial returns to shareholders.
The Committee made its determinations for fiscal 2023 annual cash incentives for the CEO and the other named executive officers in early 2024 using the following scorecard-based assessment of results.

	Fiscal 2023 Non-Equity Incentive Compensation
			Target	Actual Results	Payout	Actual
		Incentive	Long-Term	vs. High	Multiplier	Cash
		Weight	Incentive	Expectations	(0-150% target)	Incentive
Brian O. Casey	Financial Objectives:	75.0%	$562,500	Slightly below	79%	$445,857
	•Economic earnings •Sales execution •Relative TSR

	Strategic Objectives:
	•Promote a client-first culture •Introduce new products •Expand platform distribution •Improve operating infrastructure •Integrate Salient Partners	25.0%	$187,500	Far exceeded	121%	$226,875

		100.0%	$750,000			$672,732

Fabian Gomez	Financial Objectives	12.5%	$37,500	Slightly exceeded	103%	$38,635
	Strategic Objectives	12.5%	$37,500	Met	100%	$37,500
	Department Goals:
	•Sales execution •Expand platform distribution •Maintain operating excellence •Innovate technology tools	75%	$225,000	Slightly below	75%	$168,750
		100.0%	$300,000			$244,885

Leah Bennett	Business Objectives:	15.5% Maximum
	•Profit margin •Expense control •Sales success •Asset retention •Team development	Revenue Sharing Rate		Slightly exceeded		$260,000
		(adjusted down based on
		team costs and results
		versus Business Objectives)

Long-Term Equity Awards
We believe that long-term equity awards are a valuable compensation tool that aligns the long-term financial interests of our executives with the financial interests of our stockholders. In addition, we believe that long-term equity awards help attract, retain and motivate our named executive officers, and encourage them to devote their best efforts to our business and financial success. Vesting of long-term equity awards is generally tied to continuous service and helping to promote our retention objectives. Each year, the Committee determines long-term equity awards for our named executive officers under the Westwood Holdings Group, Inc. Stock Incentive Plan (the "Stock Incentive Plan").
Similar to the process used to determine annual cash incentive awards, the Committee uses, in its full and complete discretion, a target incentive and scorecard-based measurement system to evaluate performance and determine each executive’s long-term equity award. The scorecard-based measures and weightings used to assess performance for purposes of determining long-term equity awards differ somewhat from the criteria used to determine annual cash incentives, with the long-term program typically focusing more on overall company performance.
Further, as with annual cash incentive awards, with respect to long-term equity awards the Committee: (A) closely monitors performance throughout the year; (B) completes formal periodic performance assessments using the pre-defined scorecards; and (C) makes final award determinations based on a balanced consideration of the need to (1) retain the executives with executive's target total compensation; and (2) provide attractive long-term financial returns to shareholders. In addition, in determining the individual executive's target and actual long-term equity awards levels, the Committee also considers, in the interests of shareholders, the Company’s overall equity plan share dilution and utilization and its recent stock price performance.
Using the following scorecard, the Committee approved fiscal 2023 long-term equity awards for the CEO and the other named executive officers on February 7 and 13, 2024, and issued these awards on February 23, 2024.

	Fiscal 2023 Long-term Equity Incentive Compensation (granted in 2024)
			Target	Actual Results	Payout	Actual
		Incentive	Long-Term	vs. High	Multiplier	Cash
		Weight	Incentive	Expectations	(0-150% target)	Incentive
Brian O. Casey	Financial Objectives:	25.0%	$125,000	Met	100%	$125,000
	•AUM •Expense control •ROI on corporate investments

	Strategic Objectives:
	•Promote a client-first culture •Introduce new products •Expand platform distribution •Improve operating infrastructure •Integrate Salient Partners	75.0%	$375,000	Far exceeded	121%	$453,750

		100.0%	$500,000			$578,750

Fabian Gomez	Financial Objectives	12.5%	$37,500	Slightly exceeded	103%	$38,635
	Strategic Objectives	12.5%	$37,500	Met	100%	$37,500
	Department Goals:
	•Salient integration •Executive succession planning •Maintain operating excellence •Product development	75%	$225,000	Slightly below	75%	$168,750
		100.0%	$300,000			$244,885

Leah Bennett	Business Objectives:	15.5% Maximum
	•Profit margin •Expense control •Sales success •Asset retention •Team development	Revenue Sharing Rate		Slightly exceeded		$260,000
		(adjusted down based on
		team costs and results
		versus Business Objectives)

The Committee used a similar process to assess performance and determine long-term equity awards for fiscal 2022. In particular, using the following scorecard, the Committee determined and approved fiscal 2022 long-term equity awards for the CEO and the other named executive officers on February 7, 2023, and issued these awards on February 23, 2023.

	Fiscal 2022 Long-term Equity Incentive Compensation (granted in 2023)
			Target	Actual Results	Payout	Actual
		Incentive	Long-Term	vs. High	Multiplier	Cash
		Weight	Incentive	Expectations	(0-150% target)	Incentive
Brian O. Casey	Financial Objectives:	25.0%	$125,000	Below	50%	$62,500
	•AUM •Expense control •ROI on corporate investments

	Strategic Objectives:
	•Salient acquisition •Client and personnel retention •Expand platform distribution •Succession planning for firm •WestCloud	75.0%	$375,000	Far exceeded	150%	$562,500

		100.0%	$500,000			$625,000

Fabian Gomez	Financial Objectives	12.5%	$37,500	Below	53%	$20,000
	Strategic Objectives	12.5%	$37,500	Far exceeded	100%	$37,500
	Department Goals:
	•Sales execution •Expand platform distribution •Maintain operating excellence •Innovate technology tools	75%	$225,000	Slightly below	63%	$142,500
		100.0%	$300,000			$200,000

Leah Bennett	Business Objectives:	15.5% Maximum Revenue
	•Profit margin	Sharing Rate
	•Expense control	(adjusted down based on		Slightly below		$200,000
	•Sales success	team costs and results
	•Asset retention	versus Business Objectives)
	•Team development
The Stock Incentive Plan authorizes grants of several different types of equity awards, with the Committee determining in both 2024 (for fiscal 2023 performance) and 2023 (for fiscal 2022 performance) that long-term equity awards would be in the form of restricted stock awards that vest as follows:
•34% of awards vest upon the first anniversary of the grant date;
•33% of awards vest upon the second anniversary of the grant date; and
•33% of awards vest upon the third anniversary of the grant date.
For awards made in both 2024 and 2023: dividends on restricted stock awards are accrued and paid when underlying restricted shares vest; accrued dividends on forfeited shares are not paid; and restricted shares may not be sold, transferred, or pledged prior to vesting.
New Business Incentive Program
Wealth Management employees, including Ms. Bennett, are eligible to participate in the New Business Incentive Program, which is designed to incentivize new client relationships. When a new client relationship is directly initiated as the result of an employee’s efforts, the employee receives 25% of the account’s fees collected during the first year. If the employee refers the client to a Private Wealth Advisors eligible to establish the new client relationship, the 25% payout is split equally between the employee and the Advisor handling the relationship as a quarterly payment based on actual client fees collected.
Other Benefits and Perquisites
Employee Benefits
We offer employee and post-retirement benefits to all full-time employees, including named executive officers, in order to provide them with financial support in the event of injury, illness or disability and to help them accumulate retirement savings on a tax-favored basis. Our employees are generally eligible to participate in benefits programs including medical, dental, vision, disability, life insurance, and health savings or flexible spending accounts. The cost of health insurance and savings plans is partially borne by the Company, including costs for named executive officers. We pay for disability insurance and a set amount of term life insurance for all employees.

Savings Plan and Matching Contributions
Under Westwood Holdings Group, Inc.’s Savings Plan (the "Savings Plan"), all U.S. employees, including named executive officers, are eligible to make 401(k) contributions subject to annual IRS limits. We fully match employee contributions up to 6% of their eligible compensation (subject to IRS limits). Employees are vested immediately in their 401(k) contributions as well as in the Company matching portion.
Profit Sharing Contributions
The Company’s Savings Plan authorizes us to make discretionary annual contributions to U.S. employees’ Savings Plan accounts based on our profitability and performance. The profit-sharing component of the Savings Plan is broad-based and all employees, including the named executive officers, are eligible for discretionary profit-sharing contributions. Profit sharing contributions are subject to a four-year vesting schedule based on an employee's years of service.
The Company did not make any profit-sharing contributions during 2023.
Perquisites
We did not provide perquisites to our named executive officers during 2023.
Other Compensation Policies
Stock Ownership Guidelines
The Board has established stock ownership guidelines for the CEO, NEOs, and certain other executives because we believe that equity ownership encourages employees to have a long-term view of our success and a healthy concern for the entire Company. Executives subject to stock ownership guidelines are required to hold 50% of net shares acquired through vesting of equity-based compensation programs until the minimum guideline level is met. If a decline in the price of our common stock causes an executive’s holdings to fall below the applicable threshold, the executive will not be required to purchase additional shares but is required to hold 50% of net shares acquired through vesting of equity-based compensation programs until the threshold is regained. Compliance with stock ownership guidelines is evaluated periodically by our Board of Directors. With the decline in the price of our stock, the value of shares held by certain executives fell below the applicable thresholds. As of March 4, 2024, Mr. Casey was in compliance with the stock ownership holding requirement. All named executive officers are in compliance by holding the net vested shares required by the guidelines until such time as the minimum is achieved.
Employment and Related Agreements
The Compensation and Human Capital Committee believes that our Chief Executive Officer, Brian O. Casey, is critical to our future success due to his significant responsibilities and contributions to the ongoing day-to-day operation of the business, his involvement in marketing our products, his development and direction of strategic initiatives and corporate development, as well as his participation in the development of new products. Accordingly, in December 2015, the Committee entered into a new employment agreement with Mr. Casey, which auto-renewed for an additional one-year period on January 1, 2024, and is subject to automatic renewals for subsequent one-year periods.
Mr. Casey's employment agreement broadly addresses the terms of his employment with the Company including, among other things, his duties, compensation and benefits, termination, and the effects of termination. In addition, the employment agreement includes non-solicitation covenants and non-competition covenants that apply in specified circumstances for a period of one year following the date of termination.
There is no written employment agreement with Mr. Gomez. However, in connection with his appointment as President on May 26, 2022, the Company and Mr. Gomez entered into a letter agreement (the “Gomez Letter Agreement”) and an Employee Confidentiality and Non-Compete Agreement (the “Gomez CNCA”). The Gomez Letter Agreement, which supersedes and replaces the severance agreement between the Company and Mr. Gomez dated February 9, 2018, provides for continued vesting of Mr. Gomez’s outstanding unvested restricted stock awards (time-based and performance-based) upon his involuntary termination of employment by the Company without “cause” (as defined in the Gomez Letter Agreement) or his voluntary termination of employment with the Company for “good reason” (as defined in the Gomez Letter Agreement), provided he (a) complies fully with all obligations under the Gomez Letter Agreement and the Gomez CNCA, and (b) executes and does not revoke a general release of all claims arising out of or related to his employment with the Company. The Gomez CNCA contains (a) customary confidentiality provisions, (b) a non-compete covenant that applies during Mr. Gomez’s employment and for 12 months thereafter and which restricts him from performing services for any person or entity in the United States that is or was a client of Westwood with respect to whom Mr. Gomez did business and/or had personal contact during his employment with Westwood, and (c) customary employee and client non-solicitation restrictive covenants that apply during Mr. Gomez’s employment and for 24 months thereafter. In addition, under the Gomez CNCA, Westwood can elect to restrict Mr. Gomez from competing against Westwood in any capacity for up to six months following his termination of employment in exchange for monthly salary continuation payments and monthly prorated bonus payments (based on the most recent annual cash bonus paid to Mr. Gomez before his termination).
There is no written employment agreement with Ms. Bennett. However, in connection with her appointment as President, Westwood Wealth Management on May 26, 2022, the Company, and Ms. Bennett entered into a letter agreement (the “Bennett Letter Agreement” and an Employee Confidentiality and Non-Compete Agreement (the “Bennett CNCA”). The Bennett Letter Agreement provides for continued vesting for Ms. Bennett’s outstanding unvested restricted stock awards (time-based and performance-based)

upon her involuntary termination of employment by the Company without “cause” (as defined in the Bennett Letter Agreement) or her voluntary termination of employment with the Company for “good reason” (as defined in the Bennett Letter Agreement), provided she (a) complies fully with all obligations under the Bennett Letter Agreement and the Bennett CNCA, and (b) executes and does not revoke a general release of all claims arising out of or related to her employment with the Company. The Bennett CNCA contains (a) customary confidentiality provisions, (b) a non-compete covenant that applies during Ms. Bennett’s employment and for 12 months thereafter and which restricts her from performing services for any person or entity in the United States that is or was a client of Westwood with respect to whom Ms. Bennett did business and/or had personal contact during her employment with Westwood, and (c) customary employee and client non-solicitation restrictive covenants that apply during Ms. Bennett’s employment and for 24 months thereafter. In addition, under the Bennett CNCA, Westwood can elect to restrict Ms. Bennett from competing against Westwood in any capacity for up to six months following her termination of employment in exchange for monthly salary continuation payments.
Potential Payments Upon Termination or Change in Control
Set forth below is a summary of the compensation and benefits payable to Messrs. Casey, Gomez and Ms. Bennett in the event their employment is terminated.
Under the terms of our Stock Incentive Plan, in the event of their death or a "change in control" of the Company, unvested time-vested restricted stock awards would vest. Other than the terms of Mr. Gomez's severance benefit agreement discussed in "Employment and Related Agreements" above and the acceleration of restricted stock awards for Mr. Gomez and Ms. Bennett upon death or a "change in control," they are not contractually entitled to any other severance payments upon their termination or a "change in control" of the Company.
Under the employment agreement in place, payments to Mr. Casey could vary depending on the cause of termination and whether or not the Board elects to enforce a non-compete agreement. Mr. Casey's agreement contains a "double trigger" change in control related to cash severance, requiring a qualifying termination of employment within 24 months following a qualifying change in control event, which is consistent with external market practice.
The various payment scenarios for Mr. Casey are:
Payments upon termination without cause, by the executive for good reason or non-renewal by the Company (the non-compete agreement is automatically enforced).
Amounts under this scenario include the following to the extent Mr. Casey has not been already paid:
•an amount equal to 1.5 times the sum of one year's salary plus the annual bonus paid for the most recently completed year, to be paid in monthly installments over eighteen months;
•bonus and incentive compensation earned as of the termination date;
•vacation time, earned and unused;
•medical benefits for eighteen months following termination; and
•all unvested stock options and unvested restricted shares shall be fully vested; provided, however, that to the extent that any such awards are subject to performance-based vesting conditions then those awards will only become vested if and to the extent that such awards would have become vested in accordance with their terms if Mr. Casey's employment had continued; and provided further that, if such award is subject to periodic vesting based upon performance conditions established for each vesting period, then the annual performance conditions applicable to any such award following the termination of Mr. Casey's employment shall be the same as the last periodic performance goal established with respect to such award prior to the termination of Mr. Casey's employment or, if more favorable to Mr. Casey, the periodic performance conditions established for performance-based vesting of equity or equity-based awards granted to other senior executives who are then still employed by the Company.
Payments upon termination with cause, by Mr. Casey without good reason or non-renewal by Mr. Casey where the non-compete agreement is enforced.
Amounts under this scenario include the following to the extent they have not been already paid:
•one year's salary paid in monthly installments, less the amount of medical insurance premiums that would have paid had he remained employed;
•bonus and incentive compensation earned as of the termination date;
•vacation time, earned and unused; and
•medical benefits for twelve months following termination.
All unvested stock options and all unvested restricted shares shall be forfeited under this scenario.
Payments upon termination with cause, by Mr. Casey without good reason or non-renewal by Mr. Casey where the non-compete agreement is not enforced.

Amounts under this scenario include the following to the extent he has not been already paid:
•bonus and incentive compensation earned as of the termination date;
•vacation time, earned and unused; and
•medical benefits for twelve months following termination.
All unvested stock options and all unvested restricted shares shall be forfeited under this scenario.
Payments upon termination due to a change in control (the non-compete agreement is automatically enforced)
Amounts under this scenario include the following to the extent Mr. Casey not been already paid:
•an amount equal to two times the sum of one year's salary plus the annual bonus paid for the most recently completed year, to be paid in monthly installments over twenty-four months;
•bonus and incentive compensation earned as of the termination date;
•vacation time, earned and unused;
•medical benefits for eighteen months following termination; and
•all unvested stock options and all unvested restricted shares shall be fully vested; provided, however, that to the extent that any such awards are subject to performance-based vesting conditions, the performance goals were achieved at 100% of the target performance.
Payments upon termination due to death
Amounts under this scenario include the following to the extent they have not been already paid:
•bonus and incentive compensation earned as of the termination date;
•vacation time, earned and unused;
•medical benefits for eighteen months following termination; and
•all unvested stock options and all unvested restricted shares shall be fully vested.
Payments upon termination due to disability
Amounts under this scenario include the following to the extent they have not been already paid:
•bonus and incentive compensation earned as of the termination date;
•vacation time, earned and unused;
•disability benefits, if any, at least equal to those then provided by the Company to disabled executives and their families;
•medical benefits for twelve months following termination; and
•all unvested stock options and all unvested restricted shares shall be fully vested.
Outstanding Equity Awards at December 31, 2023
The following table summarizes all outstanding equity awards held by our named executive officers as of December 31, 2023:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Award Grant Year (1)	Number of Shares of Stock That Have Not Vested (#) (2)	Market Value of Shares of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Brian O. Casey	—	—	—	2023	50,649	636,658	—	—
	—	—	—	2022	12,313	154,774	—	—

Fabian Gomez	—	—	—	2023	16,208	203,735	—	—
				2022	10,158	127,686
				2021	4,332	54,453
				2020	2,259	28,396
					1,280
Leah Bennett	—	—	—	2023	16,208	203,735	—	—
				2022	9,259	116,386
				2021	3,204	40,274
				2020	1,463	18,390
(1)    The years in column (e) reflect the year in which the award was granted. The 2020 grant was for 2019 performance year, the 2021 grant was for 2020 performance year, the 2022 grant was for 2021 performance year, and the 2023 grant was for the 2022 performance year.
(2)    The shares in column (g) will vest in late February of each year according to the following schedule provided that the individual is still employed on the vesting date. The 2020 grant vested with 25% vesting Year 1, 25% vesting Year 2, 25% vesting Year 3, and 25% vesting Year 4. The 2021, 2022 and 2023 grants vest over a 3-year period with 34% vesting Year 1, 33% vesting Year 2, and 33% vesting Year 3.
(3)    The amounts in columns (h) and (i) reflect the value of the shares shown in columns (g) and (i), respectively, multiplied by $12.57, the closing market price of our common stock as of December 29, 2023, the last business day in 2023.
Stock Incentive Plan
All equity-based incentive awards are governed by the Stock Incentive Plan (the “Plan”).
In 2023, equity awards under the Plan consisted of our authorized restricted common stock. Awards under the Plan may be made to employees, including officers and directors who may be employees, non-employee directors, and consultants. Any shares issued under the Plan may consist of authorized but unissued shares or forfeited shares, or a combination thereof.
The Plan authorizes the grant of several types of equity-based awards, including incentive stock options ("ISOs"), nonstatutory stock options ("NSOs") restricted stock, mutual fund awards, stock purchase rights, stock appreciation rights ("SARs"), restricted stock units ("RSUs") and performance shares (in the form of deferred stock awards). The Plan also authorizes cash awards in the form of annual incentive awards, performance-based awards, and discretionary bonus awards. The various types of awards authorized under the Plan may be utilized in the future if determined to be appropriate by the Compensation and Human Capital Committee (the “Committee”). Currently, the Committee limits its equity-based awards under the Plan to restricted stock and mutual fund awards. The Committee believes that restricted stock awards are the most effective vehicle to align the interests of employees with stockholders and clients. Unless the Committee determines otherwise, the recipient of restricted shares will generally have the right to vote the restricted shares. No dividends are payable with respect to unvested restricted stock. The Committee has determined that dividends payable on unvested restricted stock will be accrued and therefore dividends are subject to forfeiture conditions and payable to the recipient only when the underlying shares of restricted stock vest. The Committee believes that these terms and conditions for restricted stock awards offer the best balance of providing value to the employee as we succeed as a company as well as providing a mechanism to retain key employees over the long-term as they build a meaningful portion of their wealth in the form of Company equity.
The Board or the Committee administers the Plan with respect to all eligible individuals. Cash incentive awards are typically communicated to employees and paid in the first quarter of the following year to coincide with year-end performance reviews. Annual time-vested restricted stock awards are generally awarded in the first quarter of the year and reflect performance in the prior year.
Determinations of the Committee are final, conclusive, and binding upon all persons having an interest in the Plan. Any action or determination by the Committee regarding an award to a non-employee director must be approved by the Board.
Pay Versus Performance Disclosure
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO Named Executive Officers (“NEOs”) and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for Brian O. Casey[1] ($)	Compensation Actually Paid to Brian O. Casey[1,2,3] ($)	Average Summary Compensation Table Total for Non-PEO NEOs[1] ($)	Average Compensation Actually Paid to Non-PEO NEOs[1,2,3] ($)	Value of Initial Fixed $100 Investment based on4: TSR ($)	Net Income (Loss) ($ Millions)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2023	2,067,532	2,135,660	866,067	924,267	108.19	10.6
2022	1,362,050	1,265,667	764,108	623,349	91.04	(4.6)
2021	1,704,900	1,744,152	813,975	840,913	132.70	9.8
1.Brian O. Casey was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2021	2022	2023
Fabian Gomez	Fabian Gomez	Fabian Gomez
Julie K. Gerron	Leah Bennett	Leah Bennett
Murray "Terry" Forbes III
Steven Paddon
2.The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
3.Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table.
4.Assumes $100 was invested in the Company for the period starting December 31, 2021, through the end of the listed year. Historical stock performance is not necessarily indicative of future stock performance.

Year	Summary Compensation Table Total for Brian O. Casey ($)	Exclusion of Stock Awards for Brian O. Casey ($)	Inclusion of Equity Values for Brian O. Casey ($)	Compensation Actually Paid to Brian O. Casey ($)
2023	2,067,532	(625,000)	693,128	2,135,660

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	866,067	(200,000)	258,200	924,267
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Brian O. Casey ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Brian O. Casey ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Brian O. Casey ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Brian O. Casey ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Brian O. Casey ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Brian O. Casey ($)	Total - Inclusion of Equity Values for Brian O. Casey ($)
2023	659,450	25,073	—	8,605	—	—	693,128

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	211,028	31,233	—	15,939	—	—	258,200
Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return ("TSR")

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Income during the three most recently completed fiscal years.

PROPOSAL 2:
Ratification of Appointment of BDO USA, P.C. as Independent Auditors
Our Audit Committee has appointed BDO USA, P.C. ("BDO") as our independent auditors for 2024. Representatives of BDO will attend the virtual annual meeting to answer questions and may make a statement if they so desire.
Fees Billed by BDO
BDO was appointed to serve as independent auditor for the Company in 2022. In addition to performing the audit of the Company's consolidated financial statements, BDO also provides various other services to the Company and to common trust funds sponsored by Westwood Trust. The following table presents aggregate fees billed to the Company and the common trust funds in 2022 and 2023.

	Fiscal Year Ended December 31,
	2022	2023
Audit fees(1)	$551,000	$482,000
Audit-related fees(2)	165,000	222,000
Tax fees(3)	114,000	121,000
Total	$830,000	$825,000
(1)    Includes the aggregate fees billed for professional services in connection with the audit of our annual financial statements, the review of the financial statements included in our Form 10-Qs and testing required by Sarbanes-Oxley Section 404, as well as for services that are normally provided in connection with statutory or regulatory filings or engagements.
(2)    Includes the aggregate fees billed for financial audit services to common trust funds sponsored by Westwood Trust. These fees are not paid by Westwood but are paid by the common trust funds.
(3)    Includes aggregate fees billed for tax services provided to the common trust funds and partly paid by the common trust funds.
Pre-approval policies and procedures for audit and non-audit services. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by our independent auditors. Each year the Audit Committee considers for approval the independent auditor's engagement to render audit services, as well as a list prepared by management of anticipated non-audit services and related budget estimates. During the course of the year, management and the independent auditor are responsible for tracking all services and fees to ensure that they are within the scope pre-approved by the Audit Committee. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to its chairperson the authority to represent the Committee in reviewing and approving audit and non-audit services, however, the Committee must ratify any such actions by the chairperson.
The Audit Committee or the chairperson acting on its behalf pre-approved all services provided by BDO for the year ended December 31, 2023.
Vote Sought and Recommendation
Although stockholder action on this matter is not required, the appointment of BDO is being recommended to the stockholders for ratification. The affirmative "FOR" vote of a majority of the votes cast at the annual meeting will serve to ratify the appointment of BDO as independent auditors for 2024. Abstentions will not affect the outcome of a vote on this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO AS OUR INDEPENDENT AUDITORS FOR 2024.

PROPOSAL 3:
Approval of the Tenth Amended and Restated
Westwood Holdings Group, Inc. Stock Incentive Plan
The Compensation and Human Capital Committee (the “Committee”) and the Board of Directors have approved and have proposed that our stockholders approve the Tenth (the “Amendment”) Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan (the "Plan") at the annual meeting. Westwood originally adopted the Plan on February 1, 2002. On April 26, 2023, our stockholders approved the Plan (effective as of March 16, 2023), with a reserve of 6,248,100 shares of common stock. If approved by our stockholders, the Plan will be amended to increase the maximum number of shares available for issuance by 500,000 shares to 6,748,100 shares.
Westwood is seeking stockholder approval for the Amendment. Stockholder approval is required under the requirements of the NYSE Corporate Governance Listing Standards, which are applicable to Westwood.
The Committee believes it is important to authorize an additional 500,000 shares for granting under the Plan. As of March 4, 2024, approximately 5,870,057 shares had been issued under the Plan, leaving 378,043 shares available under the Plan for issuance. The Committee does not believe that this amount is sufficient to meet the Company's anticipated grants of awards through the date of our 2025 Annual Meeting of Stockholders. If stockholders do not approve the Amendment, the Plan will remain in effect however shares available for equity-based compensation may be quickly depleted and we will lose the ability to use equity as a compensation tool, requiring a greater cash allocation to support our incentive programs. The Committee plans to request additional shares on an annual basis to accommodate anticipated grants related to the hiring, retention and promotion of employees. In 2023, 2022 and 2021, the number of shares of common stock underlying equity awards granted was approximately 500,000, 400,000, and 180,000, respectively.
Why Stockholders Should Vote to Approve the Amendment
Equity Compensation Is Important in a Competitive Labor Market
In the asset management industry, there is significant competition for experienced individuals with the skills necessary to execute our strategy and advance our business. Our success depends on such key employees. To compete in a competitive market for talent, we believe that it is important to offer competitive compensation packages that include equity and cash components. Equity compensation is an important part of our employment value proposition.
Equity Awards Are a Key Part of Our Compensation Program
Equity compensation is a key element of the total compensation we provide because equity grants align our employees’ and directors’ interests with those of our other stockholders, effectuate a culture of ownership among our employees and other recipients and preserve our cash resources. Equity incentives link long-term performance and payouts through the value of our shares. We believe that employees and other recipients with a personal stake in the future success of the Company are motivated to achieve our objectives and increase stockholder value. These unique and valuable aspects of equity compensation have made it a key element of our compensation strategy, and thus we grant equity compensation to multiple levels of our organization to provide opportunities to participate in ownership of the Company.
Equity Compensation Is Important to Talent Acquisition and Retention
Equity compensation is important to our ability to attract, motivate and retain employees and officers and, as noted above, to be successful in the competitive market for highly skilled individuals. We use equity incentives as a key tool to motivate and reward recipients to execute our long-term strategy and, through their equity, share in the stockholder value they create. Long-term equity grants also promote retention because recipients usually must remain in service in order for their equity to vest.
The Size of Our Share Reserve Request Is Reasonable
If our request to approve the Plan and its share reserve is approved, we will have 878,043 shares available for grant after May 1, 2024, which we believe represents a reasonable amount to cover our needs for a very limited period of time. The Compensation Committee currently anticipates that we likely need to again request additional Shares at our 2025 Annual Meeting of Stockholders, based on our current share price, recent burn rate history, and historical new hire and annual grant practices. In making this determination the Compensation Committee took into account the potential impact of any expected future changes in employee population on projected share use. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Plan could last for a shorter or longer time.
Monitoring of Dilution
In connection with contemplating the number of shares to authorize for issuance under the Plan, the Committee considered the potential dilution to current stockholders and projected future share usage, among other things. The Committee is cognizant that the Company’s equity compensation programs have a dilutive effect on our stockholders, and continuously strives to balance this concern with our need to compete for talent using practices that are prevalent in the market, including equity grants.
The Amendment Is Intended to Protect Stockholder Interests and Is Consistent with Good Corporate Governance

Award Vesting Limitations. Awards granted under the Plan will vest no earlier than the first anniversary of the date an award is granted, with a carve-out exception for up to 5% of the aggregate shares available for issuance under the Plan.
No Discount Stock Options. The Plan prohibits the grant of a stock option with an exercise price less than the fair market value of Westwood’s stock on the date of grant (except in connection with substitute awards).
Share Recycling. Any shares subject to an award under the Plan that are forfeited, settled for cash, expire, or otherwise are terminated without issuance of such shares, become available for awards under the Plan. In addition, cash awards do not reduce the shares available under the Plan or to a participant in any calendar year. Shares delivered to the Company to pay the exercise price or base price of an award or to satisfy tax withholding obligations, or shares purchased on the open market using option proceeds or shares not issued in connection with a SAR share settlement, will not become available again for issuance under the Plan.
Change in Control. In the event of a change in control, each outstanding award under the Plan shall become 100% vested and exercisable as of the date ten (10) days prior to the date of the change in control.
Payment of dividends only if underlying awards vest. Under the Plan, dividends and dividend equivalents, if permitted to be earned on any award, will be paid only to the extent that the underlying award vests.
No repricing. The Plan prohibits the repricing of awards or the repurchase and/or cancellation of underwater awards in exchange for cash or other awards without stockholder approval.
No automatic share replenishment or “evergreen” provision. No automatic share replenishment or “evergreen” provision. There is no evergreen feature pursuant to which the shares authorized for issuance under the Plan will be automatically replenished
No increase in shares available without stockholder approval. The Plan prohibits any amendment that operates to increase the total number of shares that may be issued under the plan (other than customary adjustments in connection with certain corporate reorganizations or other events.
Clawback. Awards granted under the Plan are subject to the Company’s clawback and/or recoupment policies.
Limitation on amendments. No amendments to the Plan can be made without stockholder approval if any such amendment would require stockholder approval pursuant to applicable law or the applicable rules of the national securities exchange on which the Company’s shares are principally listed.
Description of the Tenth Amended and Restated Plan, as amended
A summary of the material features of the Plan, as it would be amended, is set forth below. This description and summary are qualified in their entirety by the full text of the Plan included in Appendix A to this proxy statement.
Key Features of the Plan. Awards under the Plan will consist of cash or Westwood's authorized common stock. The fair market value of Westwood's common stock as of March 4, 2024, was $11.99 per share. The Plan provides for the grant of incentive stock options, nonstatutory options, shares of restricted stock, stock appreciation rights, restricted stock units, annual incentive awards, performance-based awards (in the form of cash or deferred stock awards) and discretionary bonus awards. Awards under the Plan may be made to key employees, including officers and directors who may be employees, and to non-employee directors or advisors. There are currently 145 Westwood employees and four non-employee directors who may be eligible to receive awards under the Plan. The total number of shares of common stock available pursuant to awards under the Plan over its entire term is 6,748,100 plus any shares of common stock represented by awards under the Plan that are forfeited, terminated, expired, or canceled without delivery of shares of common stock. Any shares issued under the Plan may consist, in whole or in part, of authorized and unissued shares or forfeited shares, or a combination thereof. Shares that are exchanged by a participant or withheld by the Company as full or partial payment of the exercise price of a stock option or to cover any taxes payable as a result of the grant, exercise, vesting or settlement of an award, will not be available for issuance under the Plan. Subject to adjustment, no more than 316,033 shares of common stock may be covered by stock-based awards granted to any participant under the Plan in a calendar year.
Term of the Plan. No awards may be made under the Plan after March 10, 2027.
Administration. Unless our Board of Directors determines otherwise, the Plan will be administered by the Committee whose determinations will be final and binding on any interested person. Such determinations include selecting participants, determining awards made under the Plan, interpreting plan provisions, and deciding the terms and conditions of any award.
Amendment. The Plan may be amended by the Board of Directors or by the Committee. Amendments will be subject to stockholder approval if and to the extent required by applicable law, regulations or rules. Any amendment that would increase the aggregate number of shares of stock that may be issued under the Plan must be approved by our stockholders.
Antidilution. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments will be made in the number and class of shares subject to the Plan and to any outstanding awards (if applicable) and in the exercise price per share of any outstanding awards (if applicable), as the Committee or the Board of Directors determines fair and equitable.
Persons Eligible for Grants. Any employee or non-employee director of Westwood or any of its parents or subsidiaries is eligible to be selected as a participant and receive an award under the Plan determined by the Committee, acting in its discretion. ISOs will be granted only to participants who are employees of Westwood or a subsidiary thereof.

Types of Awards. The Plan authorizes the grant of several types of stock-based awards, including, without limitation, incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), restricted stock, stock appreciation rights (“SARs”), restricted stock units (“RSUs”), performance-based shares and other stock-based awards. The Plan also authorizes cash awards, including annual incentive awards, performance-based awards, and discretionary bonus awards. The various types of awards authorized under the Plan may be utilized in the future if determined appropriate by the Compensation and Human Capital Committee. To date the Committee has only granted stock-based awards under the Plan in the form of restricted stock and NSOs.
Types of Awards
Options. ISOs and NSOs are stock options allowing the recipient to purchase a fixed number of shares of common stock at a fixed price (which may not be less than the fair market value on the option grant date as determined under the Plan). Options will be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the option agreement evidencing such option; provided, however, that (i) no option shall be exercisable after the expiration of ten years after the effective date of grant of such option, (ii) no ISO granted to a stockholder who owns more than ten percent of our common stock will be exercisable after the expiration of five years after the effective date of grant of such option, and (iii) no option granted to a prospective employee, prospective consultant or prospective director may become exercisable prior to the date on which such person commences service with the Company. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an option, any option granted hereunder shall terminate ten years after the effective date of grant of the option, unless earlier terminated in accordance with its provisions.
Subject to the limitations of the Plan, payment of the exercise price of an option shall be made (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of our common stock owned by the participant having a fair market value not less than the exercise price, (iii) through the cashless exercise procedures set forth in the Plan, (iv) with such other considerations approved by the Committee to the extent permitted by applicable law, or (v) by any combination thereof.
Restricted Stock Awards. The Committee may also make awards of restricted shares of our stock. The vesting of restricted stock may be conditioned upon the lapse of time and/or the satisfaction of other factors determined by the Committee. Unless the Committee determines otherwise, the recipient of restricted shares will generally have the right to vote the shares. Dividends and dividend equivalents will not be payable with respect to restricted stock however the Committee may provide that dividends will be accrued with respect to restricted shares (at the same rate paid to our stockholders generally) and, if so, that the dividends will be subject to the vesting conditions applicable to the corresponding restricted stock. None of the restricted shares may be sold, transferred or pledged during the restricted period, and, except for termination due to death or as otherwise determined by the Committee, all restricted shares shall be forfeited and, all rights to the shares will terminate, if the recipient ceases to be an employee, consultant or director of the Company or any of our subsidiaries before the expiration or termination of the restricted period and satisfaction of any other conditions prescribed by us with respect to the shares.
Stock Appreciation Rights. The Committee may also make awards of SARs, which allow the recipient to exercise all or a specified portion of the SAR for an amount equal to the product of (i) the excess of (A) the fair market value of the shares of our stock on the date the SAR is exercised over (B) the grant price of the SAR and (ii) the number of shares of our stock with respect to which the SAR was exercised. Payment will be in cash, shares of our stock or a combination thereof, as determined by the Committee. Dividends and dividend equivalents will not be payable with respect to SARs.
Restricted Stock Units. The Compensation and Human Capital Committee may also make awards of RSUs. The settlement of RSUs may be satisfied by delivery of shares of our stock, cash in an amount equal to the fair market value of the specified number of shares of our stock, or a combination thereof, as determined by the Committee. Dividends and dividend equivalents will not be payable with respect to RSUs, however the Committee may provide that dividends will be accrued with respect to RSUs (at the same rate that is paid to our stockholders generally) and, if so, that the dividends will be subject to the vesting conditions applicable to the corresponding RSUs.
Other Stock-based Awards. The Committee may also make awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on shares of our stock, including without limitation purchase rights for shares of our stock, awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and awards valued by reference to the book value of a share of our stock.
Awards to Non-Employee Directors. Non-employee directors are eligible to receive any type of award under the Plan other than ISOs. The grant of an award to a non-employee director, acting in his or her capacity as director, taken together with fees paid in cash to the non-employee director cannot exceed $350,000, or $500,000 for the Chairman of the Board.
Annual Incentive Awards. The Committee may also grant annual incentive awards of stock, cash or any combination of stock and cash to our employees and other eligible persons, in such amounts and subject to such terms and conditions as the Committee may determine. The Committee shall establish the maximum level of annual incentive awards that may be granted for each year. The Committee may, in its sole discretion, reduce, but not increase, the proposed annual incentive award payable to any participating employee during a year.
Performance-Based Awards. The Plan allows the Committee to grant awards the vesting, exercise or settlement of which is contingent upon the satisfaction of one or more performance conditions. The list of performance measures upon which performance goals may be based currently includes: (i) net earnings or net income (before or after taxes, depreciation and amortization); (ii) cash earnings; (iii) earnings per share; (iv) net sales or revenue growth; (v) net operating income; (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment (discounted or otherwise)); (viii) operating income before interest, taxes, depreciation and amortization; (ix) return on stockholders’ equity; (x) operating margins or operating expenses; (xi) value of the Company’s stock or total return to stockholders; (xii) value of an investment in the Company’s stock assuming the reinvestment of dividends; (xiii) assets under management; (xiv) performance of one or more of our investment products on an absolute basis or relative to a benchmark or peer group; (xv) adjusted pre-tax income; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology and goals relating to acquisitions, divestitures, joint ventures and similar transactions and budget comparisons; (xviii) personal professional objectives, consisting of one or more objectives based on the implementation of plans and policies, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations and the completion of other corporation transactions; (xix) any other criteria selected by the Committee; and/or (xx) a combination of any or all of the foregoing criteria. Any evaluation of performance in relation to performance-based awards may include or exclude, as applicable: asset write-downs, litigation or claim judgments or settlements, changes in tax laws, accounting principles or other laws or provisions, reorganization or restructuring programs, acquisitions or divestitures, foreign exchange gains and losses, or gains and losses that are treated as unusual in nature or what occur infrequently under Accounting Standards Codification Topic 225. Nothing amended and restated in the Plan is intended to materially amend any outstanding performance-based award granted on or before November 2, 2017 that was designed to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (as in effect prior to the Tax Cute and Jobs Act of 2017).
Discretionary Bonus Awards. The Committee may also grant discretionary bonus awards of stock, cash or any combination of stock and cash to our officers and key employees in such amounts and subject to such terms and conditions as the Committee may determine.
Material Federal Income Tax Consequences of the Plan
The following is a summary of material United States federal income tax consequences associated with awards granted under the Plan based upon present federal income tax laws and regulations and does not purport to be a complete description of the federal income tax consequences applicable to a participant or to Westwood. This summary does not cover any federal employment tax consequences or any foreign, state, local, estate and gift, or other tax consequences.
Incentive Stock Options. A participant will generally not recognize any taxable income upon either the grant or exercise of an ISO. However, for purposes of the alternative minimum tax, upon the exercise of an ISO, a participant is required to include the difference between the option exercise price and the fair market value of the common stock received in alternative minimum taxable income for purposes of calculating the alternative minimum tax. If a participant sells or otherwise disposes of the common stock acquired pursuant to the exercise of an ISO within either two years from the date of grant or one year from the date of exercise of the option (an “Early Disposition”), the participant will recognize ordinary income at the time of the Early Disposition in an amount equal to the lesser of (i) the excess of the amount realized by the participant on the Early Disposition over the exercise price of the option, or (ii) the excess of the fair market value of the common stock on the date of exercise over the exercise price of the option. The excess, if any, of the amount realized by the participant on the Early Disposition over the fair market value of the common stock on the date of exercise will be treated as a capital gain, and will either be short term (taxable at ordinary income tax rates) or long term gain, depending on the participant’s holding period. If a participant disposes of the common stock for an amount below the participant’s tax basis, the difference between the amount realized in the Early Disposition and the tax basis will generally be a capital loss and will either be short-term or long-term depending on the participant’s holding period.
Nonqualified Stock Options. A participant will not recognize any taxable income upon the grant of an NSO. In general, a participant will recognize ordinary income upon the exercise of an NSO in an amount equal to the difference between the fair market value of the common stock received on the date of exercise and the exercise price paid for the stock.
Annual Incentive Awards, Performance-Based Awards and Discretionary Bonus Awards. In general, a participant who receives cash pursuant to an award made under the Plan will recognize ordinary income equal to the amount of cash that is received. Except as discussed below in the section entitled “Common Stock Subject to a Substantial Risk of Forfeiture,” a participant who receives shares of common stock pursuant to an award under the Plan will recognize ordinary income at the time the shares are received in an amount equal to the fair market value of the shares.
Common Stock Subject to a Substantial Risk of Forfeiture. In general, if a participant receives common stock pursuant to an award made under the Plan that is subject to a substantial risk of forfeiture, then, unless the participant files an early income recognition election under Section 83(b) of the Internal Revenue Code of 1986, as amended (“Section 83(b)”) (discussed below), the participant will not recognize any income at the time of receipt of the stock, but will recognize ordinary income when the shares become vested (i.e., when they are no longer subject to a substantial risk of forfeiture) in an amount equal to the difference between the fair market value of the stock at the time the restrictions lapse and the amount paid, if any, for the stock. However, a participant who receives common stock subject to a substantial risk of forfeiture may elect under Section 83(b) to recognize ordinary income at the time the stock is received in an amount equal to the fair market value of the stock at that time, reduced by the amount, if any, paid for the stock. An 83(b) election may be made, if at all, within 30 days after the date on which the non-vested restricted stock is received.

Availability of Tax Deduction for Westwood. When ordinary income is recognized by a participant in connection with the receipt or exercise of an award under the Plan (including the filing of an election under section 83(b) of the Code), we will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount, assuming the requisite withholding requirements are met. However, compensation paid by us to Covered Employees is generally subject to the $1 million annual deduction limitation of Section 162(m). For awards granted before November 2, 2017, this limitation does not apply to performance-based compensation that meets certain requirements of Section 162(m).
Tax Withholding. Our obligation to make payments or issue shares in connection with any award will be subject to and conditioned upon the satisfaction of applicable tax withholding obligations. The Compensation and Human Capital Committee may allow a participant to satisfy a withholding tax obligation in whole or in part by having us withhold shares that would otherwise be issued to the participant, or by having the participant deliver cash or shares to us, in either case with a value equal to the minimum amount of the withholding obligation. Shares that are withheld to satisfy part or all of a withholding tax obligation are not eligible for reissuance under the Plan.
Plan Benefits
Future awards that may be made to eligible participants under the Plan are subject to the discretion of the Committee and therefore cannot be determined with certainty at this time. During 2023 and 2022, restricted stock awards covering 83,065 and 48,079 shares, respectively, were granted under the Plan to our named executive officers.
Vote Sought and Recommendation
The approval of the Amendment requires the affirmative vote of a majority of the votes cast with respect to this Proposal. All proxies submitted will be voted "FOR" this Proposal unless stockholders specify a contrary vote in their proxies. Neither broker non-votes nor abstentions will be counted as votes cast with respect to this Proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE
TENTH AMENDED AND RESTATED WESTWOOD HOLDINGS GROUP, INC. STOCK INCENTIVE PLAN
PROPOSAL 4:
Advisory Vote on Executive Compensation
In conjunction with our shareholder outreach efforts on executive compensation, we are also seeking a non-binding, advisory vote from our stockholders to approve the compensation paid to our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.
The Compensation and Human Capital Committee has structured our executive compensation program to reflect our "pay-for-performance" philosophy. The compensation opportunities provided to the named executive officers are dependent on the Company’s financial performance and the named executive officers’ individual performances and are intended to drive creation of sustainable stockholder value. The Committee will continue to emphasize responsible compensation arrangements that attract, retain, and motivate high caliber executive officers to achieve the Company’s business strategies and objectives.
You can vote "FOR" or "AGAINST" or to "ABSTAIN" from voting on the following non-binding resolution relating to executive compensation:
"Resolved, that the stockholders approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Company’s proxy statement for the 2024 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the executive compensation section, the compensation tables, and the narrative discussion."
In deciding how to vote on this proposal, you are encouraged to consider the Company’s executive compensation philosophy and objectives and the components of the Company’s executive compensation program as set forth in the Executive Compensation section above, as well as the following key aspects of our executive compensation program:
•A significant portion of each named executive officer's total direct compensation -- an average of 56% (excluding Mr. Casey as discussed above in "Executive Compensation") -- was "at risk" compensation in 2023 delivered in the form of an annual cash incentive award and an annual equity incentive award.
•Over the past three years, our named executive officers have not received any perquisites.
•The Committee endeavors to structure our executive compensation program to motivate and reward our executive officers for taking appropriate business risks, while avoiding pay practices that incentivize excessive risk-taking.
While your vote on this proposal is advisory and is not binding on the Compensation and Human Capital Committee, our Board of Directors and the Committee value the opinions of our stockholders on executive compensation matters and will take the results of this advisory vote into consideration for future decisions regarding our executive compensation program.
Vote Sought and Recommendation

The affirmative "FOR" vote of a majority of the votes cast at the annual meeting is required to approve, on a non-binding, advisory basis, the Company's executive compensation. Broker non-votes and abstentions will have no effect on the outcome of the proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K.
PROPOSAL 5:

Approval of an Amendment to the Company’s Amended and Restated Certificate of Incorporation

Background
The State of Delaware recently enacted legislation that enables Delaware companies to limit the liability of certain officers in limited circumstances under Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”). Specifically, the Delaware legislation allows us to add a provision to our Certificate of Incorporation that a director, officer or former director or officer of the Company shall not, to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, be liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty to the Company or its stockholders. After careful consideration, our Board recommends that stockholders vote “FOR” the proposal to amend our Certificate of Incorporation to include such an officer exculpation provision (the “Proposed Amendment”).
As amended, Section 102(b)(7) of the DGCL provides important conditions and limitations on a corporation’s exculpation of its officers for monetary damages from breaches of fiduciary duty:
•Exculpation is only available for breaches of the fiduciary duty of care.
•Exculpation is not available for breaches of the fiduciary duty of loyalty (which requires officers to act in good faith for the benefit of the corporation and its stockholders and not for personal gain).
•Exculpation is not available for intentional misconduct or knowing violations of the law.
•The protections of Section 102(b)(7) are limited to monetary damages only, so that claims against officers for equitable relief are available.
•Exculpation is not available in connection with derivative claims on behalf of the corporation by a stockholder.
Reasons for the Proposal
The Board believes that eliminating personal monetary liability for officers under certain circumstances is reasonable and appropriate. Claims against corporations generally for breaches of fiduciary duties are expected to continue to increase. Delaware corporations that fail to adopt officer exculpation provisions may experience a disproportionate amount of nuisance litigation and increased costs in the form of higher director and officer liability insurance premiums, as well as diversion of management attention from Company business. Further, similar exculpation provisions have been widely adopted by Delaware corporations and the Company’s peers and others with whom the Company competes for executive talent. As a result, officer exculpation provisions may become necessary for Delaware corporations to attract and retain experienced and qualified corporate officers. As noted above, the protections do not apply automatically and must be embedded in a corporation’s certificate of incorporation.
Effect of the Proposal if Approved
The Proposed Amendment would provide for the elimination of personal monetary liability for certain officers only in connection with direct claims brought by stockholders, subject to the limitations described above. The Proposed Amendment would not limit the liability of officers for any breach of the duty of loyalty to the Company or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or any transaction from which the officer derived an improper personal benefit. Appendix B to this proxy statement shows the changes to the Company’s Certificate of Incorporation that would be affected by the Proposed Amendment, if approved.
Vote Sought and Recommendation
The affirmative “FOR” vote of a majority of outstanding stock entitled to vote is needed to approve this Proposal 5 regarding the Proposed Amendment. Both broker non-votes and abstentions would have the effect of a vote “AGAINST” this Proposal 5.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Other Relationships and Related Transactions

The Company earned revenues from an affiliate of a beneficial owner of 5% or more, GAMCO Investors, Inc., in the amount of $228,000 during fiscal year 2023 in connection with sub-advisory services provided by us.
Management Accounts
Certain of our directors, executive officers and their affiliates invest their personal funds directly in accounts held and managed by us. All such funds are managed along with, and on the same terms as, funds deposited by our other clients. These individuals are charged management fees for our services at a preferred fee rate, consistent with fees charged to other select clients who are not members of our Board of Directors or executive officers.
Review and Approval of Related Party Transactions
All future material transactions involving affiliated parties will be subject to approval by a majority of our disinterested directors. We have a written policy, entitled the “Conflict of Interest Policy,” that addresses the review and approval of related party transactions. The Policy provides that, except with the Board’s prior knowledge and consent, no director, officer or employee of Westwood or its subsidiaries may be involved in a transaction or relationship that gives rise to a “conflict of interest” with Westwood. The policy defines “conflict of interest” as an occurrence where a director, officer or employee’s private interests interfere, or appear to interfere, in any way with our interests taken as a whole and specifically includes all related party transactions and relationships that we are required to disclose in our proxy statement.
In the event the Board’s consent to a conflict of interest is sought, the request must be addressed to our compliance officer (or, where the matter involves the compliance officer, to the Audit Committee) and referred to the Audit Committee for its consideration. If the matter involves any member of the Audit Committee, the matter is required to be addressed by the disinterested members of the Board of Directors. A majority of the members of the Audit Committee (or a majority of the disinterested members of the Board of Directors, where applicable) must approve any request. The terms of any such transaction must be as favorable to us as the terms would be if the transaction were entered into with an unrelated third party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of March 4, 2024, there were 9,330,762 shares of common stock issued and entitled to vote at the annual meeting. Except where otherwise indicated, the following table sets forth certain information as of March 4, 2024 regarding beneficial ownership of the common stock and the percentage of total voting power held by:
•each stockholder known by us to own more than five percent (5%) of outstanding common stock;
•each director and director nominee;
•each named executive officer; and
•all directors and executive officers as a group.
Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

Beneficial Owners	Number of Shares Beneficially Owned	Percent of Class
5% Beneficial Owners
Hoak Public Equities, L.P.(2)(3)	600,000	6.4%
Allspring Global Investments Holdings LLC(2)(4)	572,413	6.1%
DePrince, Race & Zollo, Inc.(2)(5)	485,938	5.2%
Renaissance Technologies LLC(2)(6)	470,651	5.0%
Directors and Named Executive Officers(1)
Brian O. Casey	484,067	5.2%
Fabian Gomez	84,138	*
Leah Bennett	56,021	*
Richard M. Frank	66,764	*
Susan M. Byrne	275,444	3.0%
Ellen H. Masterson	33,597	*
Geoffrey R. Norman	36,847	*
Randy A. Bowman	18,515	*
All directors and named executive officers as a group (8 Persons)	1,055,393	11.3%
 ___________________
*    Less than 1%
(1)    The address of each director and named executive officer is 200 Crescent Court, Suite 1200, Dallas, Texas, 75201.
(2)    The beneficial ownership information reported for this stockholder is based upon the most recent Form 13F, Schedule 13G or Schedule 13D filed with the SEC by such stockholder.
(3)    The address of Hoak Public Equities, L.P. is 3963 Maple Avenue, Suite 450, Dallas, TX 75219. On December 12, 2023, Hoak Public Equities, L.P. reported its beneficial ownership, indicating that it held sole voting power over 600,000 shares and sole dispositive power over 600,000 shares. The Schedule 13D filed by Hoak Public Equities, L.P. is filed on its own behalf and on behalf of any subsidiaries listed on the Schedule 13D, which each hold sole voting power, sole dispositive power, shared voting power, and shared dispositive power over a different number of shares. However, the 600,000 shares reflect the aggregate beneficial ownership reported by Hoak Public Equities, L.P. on a consolidated basis and include any beneficial ownership separately reported by a subsidiary.
(4)    The address of Allspring Global Investments Holdings, LLC is 525 Market St., 10th Fl, San Francisco, CA 94105. On January 10, 2024, Allspring Global Investments Holdings, LLC reported its beneficial ownership, indicating that it held sole voting power over 553,047 shares and sole dispositive power over 572,413 shares. The Schedule 13G filed by Allspring Global Investments Holdings, LLC is filed on its own behalf and on behalf of any subsidiaries listed on Exhibit B of the Schedule 13G, which each hold sole voting power, sole dispositive power, shared voting power, and shared dispositive power over a different number of shares. However, the 572,413 shares reflect the aggregate beneficial ownership reported by Allspring Global Investments Holdings, LLC on a consolidated basis and include any beneficial ownership separately reported by a subsidiary.
(5)    The address of DePrince, Race & Zollo, Inc. is 250 Park Ave South, Suite 250, Winter Park, FL 32789. On February 14, 2024, DePrince, Race & Zollo, Inc. reported its beneficial ownership, indicating that it held sole voting power over 375,762 shares, and sole dispositive power over 485,938 shares.
(6)    The address of Renaissance Technologies LLC is 800 Third Avenue, 10022, New York, NY 10022. On February 13, 2024, Renaissance Technologies LLC reported its beneficial ownership, indicating that it held sole voting power over 470,651 shares and sole dispositive power over 470,651 shares. The Schedule 13G filed by Renaissance Technologies LLC is filed on its own behalf and on behalf of any subsidiaries listed on Exhibit B of the Schedule 13G, which each hold sole voting power, sole dispositive power, shared voting power, and shared dispositive power over a different number of shares. However, the 470,651 shares reflect the aggregate beneficial ownership reported by Renaissance Technologies LLC on a consolidated basis and include any beneficial ownership separately reported by a subsidiary.

REPORT OF THE AUDIT COMMITTEE
In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its oversight responsibilities by, among other things, reviewing the financial reports and other financial information provided by us to any governmental body or the public. The Audit Committee charter is available on our website westwoodgroup.com under the corporate governance section. The Audit Committee reviews the adequacy of and compliance with such charter annually.
In discharging its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of Westwood Holdings Group, Inc. ("Westwood") as of and for the fiscal year ended December 31, 2023 with management and BDO USA, P.C. ("BDO"), our independent auditors. Management is responsible for Westwood’s financial reporting process, including its system of internal control over financial reporting (as defined in Rule 13a-15(f) and15d-15(f) promulgated under the Securities Exchange Act of 1934), and for the preparation of Westwood’s consolidated financial statements in accordance with generally accepted accounting principles. BDO is responsible for auditing those financial statements and expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and review these processes. The members of the Audit Committee are "independent" as defined by SEC and NYSE rules, and, although the Board of Directors has determined that Ms. Masterson and Mr. Norman are "audit committee financial experts" as defined by SEC rules, neither Ms. Masterson, Mr. Norman, nor any other member of the Audit Committee, represent themselves to be, or to serve as, accountants or auditors by profession or experts in the field of accounting or auditing.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of BDO. In fulfilling this responsibility, the Audit Committee engages in an annual evaluation of the independent auditing firm's qualifications, performance, independence, tenure and work quality as part of its decision as to whether the current firm should be retained for the upcoming year's audit. The Audit Committee discussed with BDO the overall scope and plan for its audits and met with the firm throughout the year, with and without management present, to monitor the firm's progress and results obtained from their audits.
The Audit Committee received from BDO a formal written statement describing all relationships between the firm and Westwood that might bear on the auditors’ independence consistent with Independent Standards Board Standard No. 1, discussed with BDO any relationships that might impact their objectivity and independence and, based on such information, satisfied itself as to BDO’s independence. The Audit Committee also approved in advance all audit and permitted non-audit services to be provided and concluded that BDO's provision of other permitted non-audit services to Westwood and related entities is compatible with BDO's independence.
The Audit Committee discussed with management, Westwood’s internal auditors and BDO the quality and adequacy of Westwood’s internal controls over financial reporting and the audit scope and plans for audits performed by the internal auditors and BDO.
The Audit Committee discussed with BDO all communications required by generally accepted auditing standards used in the United States, including those described in Statement on Auditing Standards No. 16, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
For the fiscal year 2023, management completed the documentation, testing and evaluation of Westwood’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, and related regulations. In making its assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") in Internal Control - Integrated Framework (2013 framework). The Audit Committee monitored the progress of the evaluation and provided oversight and guidance to management and internal audit during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management, internal audit and BDO. At the conclusion of the process, management provided the Audit Committee with a report on management’s assessment of the effectiveness of Westwood’s internal control over financial reporting as of December 31, 2023. The Audit Committee discussed with management and BDO the significant accounting policies used and significant estimates made by management in the preparation of our audited consolidated financial statements and the overall quality of management's financial reporting process. In addition, the Audit Committee reviewed the quarterly and annual earnings reports with management and BDO prior to earnings announcements throughout the year.
Based upon the above-mentioned review and discussions with management and BDO, the Audit Committee recommended to the Board of Directors that Westwood’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Ellen H. Masterson, Chairperson Richard M. Frank Geoffrey R. Norman Randy A. Bowman

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than ten percent of our common stock to file with the SEC initial statements of beneficial ownership of securities and subsequent changes in beneficial ownership. Our officers, directors and greater-than-ten-percent stockholders are required by the SEC's regulations to furnish us with copies of all Section 16(a) forms they file.
To Westwood's knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that our officers, directors and greater-than-ten-percent beneficial owners complied in a timely fashion with all Section 16(a) filing requirements applicable to them, with the exception of a late Form 3 filing made for Matthew Mazzei, who was a newly designated Section 16 officer, resulting from a delay in obtaining the necessary EDGAR filing codes.
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Stockholders may present proper proposals for inclusion in our proxy statement and form of proxy for consideration at the 2025 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act by submitting their proposals to our Corporate Secretary in a timely manner. Such proposals must be received at our principal executive offices no later than the close of business on November 25, 2024. Proposals should be submitted in writing to 200 Crescent Court, Suite 1200, Dallas, Texas 75201, Attn: Corporate Secretary. Such stockholder proposals must comply with all applicable legal requirements, including Rule 14a-8 under the Exchange Act and the Company’s Bylaws.
Additionally, our Bylaws provide for advance notice procedures to nominate a person for director or to propose business to be considered by stockholders at a meeting (other than pursuant to Rule 14a-8). To be considered timely under these provisions, the stockholder’s notice must provide the information set forth in the Bylaws and be received by the Corporate Secretary at our principal executive offices at the address set forth on the first page of this proxy statement not later than the close of business on January 31, 2025 and not earlier than the close of business on January 1, 2025; provided, however, that if the date of the 2025 Annual Meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2024 Annual Meeting of Stockholders, notice of such stockholder proposal must be received no earlier than the close of business on the 120th day before the 2025 Annual Meeting of stockholders and no later than the close of business on the later of the two following dates: the 90th day prior to 2025 Annual Meeting of stockholders, or the 10th day following the day on which public announcement of the date our 2025 Annual Meeting of stockholders is first made. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice.
Additionally, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice by January 12, 2025 and do so by following the procedures prescribed in SEC Rule 14a-19.
ANNUAL REPORT
Our 2023 Annual Report to Stockholders, which includes our consolidated financial statements as of and for the year ended December 31, 2023, is being mailed to you along with this proxy statement. Upon written request, we will provide, without charge to stockholders, a copy of our 2023 Form 10-K, including the financial statements and financial statement schedules to such report. Requests should be directed to 200 Crescent Court, Suite 1200, Dallas, Texas 75201, Attn: Corporate Secretary.
HOUSEHOLDING OF PROXY MATERIALS
Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as "householding," reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, they should follow the instructions described below. Similarly, if an address is shared with another stockholder and both stockholders would like to receive only a single set of our disclosure documents, they should follow these instructions:
•If the shares are registered in the name of the stockholder, stockholders should contact us at our offices at 200 Crescent Court, Suite 1200, Dallas, Texas 75201, Attention: Corporate Secretary, or by telephone at 214-756-6900, to inform us of the request.
•If a bank, broker or other nominee holds the shares, stockholders should contact the bank, broker or other nominee directly.

OTHER MATTERS
Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named as proxy holder in the accompanying proxy to vote on such matters in their discretion.

By Order of the Board of Directors,

Brian O. Casey
Chief Executive Officer
March 15, 2024

Appendix A

TENTH AMENDED AND RESTATED WESTWOOD HOLDINGS GROUP, INC.
STOCK INCENTIVE PLAN

1. ESTABLISHMENT, PURPOSE AND TERM OF PLAN.
1.Establishment. This Tenth Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan, as amended (the “Plan”) is hereby established effective as of March 6, 2024 (the “Effective Date”).
2.Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract and retain persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group.
3.Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares (if any) under the terms of the Plan and the agreements evidencing the Awards granted under the Plan have lapsed. However, all Awards shall be granted, if at all, on or before March 10, 2027.
2. DEFINITIONS AND CONSTRUCTION.
1.Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:
a.“Acquiring Corporation” has the meaning given to it in Section 17.2.
b.“Annual Incentive Award” has the meaning given to it in Section 11.1.
c.“Award” means any form of incentive or performance award granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations (if any) as the Committee may establish. Awards granted under the Plan may include:
i.Options awarded pursuant to Sections 6;
ii.Stock Appreciation Rights awarded pursuant to Section 7;
iii.Restricted Stock awarded pursuant to Section 9;
iv.Restricted Stock Units awarded pursuant to Section 10.
v.Other Stock-Based Awards awarded pursuant to Section 14.
vi.Annual Incentive Awards awarded pursuant to Section 11;
vii.Performance-Based Awards awarded pursuant to Section 12; and
viii.Discretionary Bonus Awards awarded pursuant to Section 13.
d.“Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions of an Award granted to the Participant.
e.“Board” means the Board of Directors of the Company.
f.“Cashless Exercise” has the meaning given to it in Section 6.3(a).
g.“Cause” shall mean any of the following: (i) the Participant’s theft of a Participating Company’s property or falsification of any Participating Company documents or records; (ii) the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information; (iii) any action by the Participant which has a detrimental effect on a Participating Company’s reputation or business; (iv) the Participant’s failure or inability to perform any reasonable assigned duties after written notice from the Participating Company Group or any Participating Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach by the Participant of any employment agreement between the Participant and the Participating Company Group or any Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vi) the Participant’s conviction (including any plea of guilty or nolo contendere) of any felony or any other criminal act which impairs the Participant’s ability to perform his or her duties with the Participating Company Group or any Participating Company.
h.“Change in Control” has the meaning given to it in Section 17.1.
i.“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

j.“Committee” means the Compensation and Human Capital Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law. In the absence of the Compensation and Human Capital Committee or other committee of the Board duly appointed to administer the Plan, “Committee” also means the Board.
k.“Company” means Westwood Holdings Group, Inc., a Delaware corporation, or any successor corporation thereto.
l.“Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on either the exemption from registration provided by Rule 701 under the Securities Act or, if the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the Securities Act.
m.“Director” means a member of the Board or of the board of directors of any other Participating Company.
n.“Disability” means the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code.
o.“Employee” means any person treated as an employee (including an officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan.
p.“Exchange Act” means the Securities Exchange Act of 1934, as amended.
q.“Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:
i.If, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the New York Stock Exchange or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.
ii.If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith based on a reasonable valuation method that is consistent with the requirements of Section 409A of the Code and the regulations thereunder, without regard to any restriction other than a restriction which, by its terms, will never lapse.
r.“Good Reason” means (i) a resignation occurring within ninety (90) days following a Change in Control; (ii) the relocation of the principal place of business of the Participating Company for which the Participant renders Service to a location more than 40 miles from its location as of the date of the Change in Control without the Participant’s consent or (iii) a material reduction in the Participant’s salary or bonus opportunity, or in the Participant’s responsibilities.
s.“Incentive Stock Option” means an Option intended to be (as set forth in the Option Agreement), and which qualifies as, an incentive stock option within the meaning of Section 422(b) of the Code.
t.“Insider” means an officer or a Director of the Company or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.
u.“Non-Employee Director” means a member of the Board who is not an active Employee of the Company or any Subsidiary.
v.“Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Option Agreement), or which does not qualify as, an Incentive Stock Option.
w.“Other Stock-Based Award” means an Award granted to an eligible person under Section 14 hereof.
x.“Option” means a right to purchase Stock (subject to adjustment as provided in Section 4.3) pursuant to the terms and conditions of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

y.“Option Agreement” means an Award Agreement setting forth the terms, conditions and restrictions of an Option granted to a Participant and any shares acquired upon the exercise thereof. An Option Agreement may consist of a form of “Notice of Grant of Stock Option” and a form of “Stock Option Agreement” incorporated therein by reference, or such other form or forms as the Committee may approve from time to time.
z.“Option Expiration Date” has the meaning given to it in Section 6.4(a)(i).
aa.“Ownership Change Event” has the meaning given to it in Section 17.1.
ab.“Parent” means (i) any “parent corporation” as defined in Section 424(e) of the Code and any successor provisions; (ii) any other entity that is taxed as a corporation under Section 7701(a)(3) of the Code and is a member of the “affiliated group” as defined in Section 1504(a) of the Code of which the Company is a common subsidiary corporation, and (iii) any other entity as may be permitted from time to time by the Code or the Internal Revenue Service to be an employer of employees to whom Options may be granted; provided, however, that in each case the Company must be consolidated in the Parent’s financial statements.
ac.“Participant” means a person who has been granted one or more awards pursuant to the terms and conditions of the Plan.
ad.“Participating Company” means the Company or any Parent or Subsidiary.
ae.“Participating Company Group” means, at any point in time, all corporations or other entities collectively which are then Participating Companies.
af.“Performance-Based Exception” means the performance-based exception from the tax deductibility limitation imposed by Prior Section 162(m) of the Code, as set forth in Prior Section 162(m)(4)(C) of the Code. Notwithstanding any other provision in the Plan, the Plan is not intended to modify in any material respect any outstanding Performance-Based Award intended to qualify for the Performance-Based Exception.
ag.“Performance Cycle” means, with respect to any Annual Incentive Award, each calendar year, unless otherwise designated by the Committee.
ah.“Performance Goals” means, with respect to any Annual Incentive Award or Performance-Based Award, one or more targets, goals or levels of attainment required to be achieved in terms of the specified Performance Measure(s) during a fiscal year or specified performance period.
ai.“Performance Measure” has the meaning given to it in Section 12.
aj.“Performance-Based Award” has the meaning given to it in Section 12.
ak.“Permitted Transferees” means a member of a Participant’s immediate family, trusts for the exclusive benefit of such Participant and/or such Participant’s immediate family members, and partnerships or other entities in which the Participant and/or such immediate family members are the only partners, provided that no consideration is provided for the transfer. Immediate family members shall include a Participant’s spouse, descendants (children, grandchildren and more remote descendants), spouses of descendants, and shall include stepchildren and relationships arising from legal adoption.
al.“Plan” has the meaning given to it in Section 1.1.
am.“Prior Section 162(m) of the Code” means Section 162(m) of the Code as in effect immediately prior to the amendments made to Section 162(m) of the Code by Section 13601 of the Tax Cuts and Jobs Act of 2017, and the regulations and other guidance promulgated thereunder.
an.“Restricted Period” has the meaning given to it in Section 9.1.
ao.“Restricted Stock” means an award of Stock made under Section 9, which is subject to vesting provisions.
ap.“Restricted Stock Unit” means an Award granted pursuant to Section 10 and shall be evidenced by a bookkeeping entry representing the equivalent of one share of Stock.
aq.“Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.
ar.“Securities Act” means the Securities Act of 1933, as amended.
as.“Service” means a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Participating Company Group or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service with the Participating Company Group shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company; provided, however, that if any such leave exceeds ninety (90) days, on the ninety-first (91st) day of such leave the Participant’s Service shall be deemed to have terminated unless the Participant’s right to return to Service with the Participating Company Group is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under any Option Agreement. The Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.
at.“Stock Appreciation Right” or “SAR” means a right granted pursuant to Section 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the grant price of the SAR, as set forth in the applicable Award Agreement.
au.“Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.3.
av.“Subsidiary” means (i) any “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code and any successor provisions, (ii) any other entity that is taxed as a corporation under Section 7701(a)(3) of the Code and is a member of the “affiliated group” as defined in Section 1504(a) of the Code of which the Company is a common parent corporation, and (iii) any other entity as may be permitted from time to time by the Code or the Internal Revenue Service to be an employer of employees to whom Options may be granted; provided, however, that in each case the subsidiary corporation must be consolidated in the Company’s financial statements.
aw.“Ten Percent Owner Participant” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company within the meaning of Section 422(b)(6) of the Code.
2.    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
3. ADMINISTRATION.
1.Administration. Unless the Board determines otherwise, the Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan.
2.Authority of Officers. Any officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of, or which is allocated, to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, determination or election.
3.Powers. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:
a.to determine the persons to whom, and the time or times at which, Awards shall be granted and, if applicable, the number of shares of Stock to be subject thereto;
b.to designate Options as Incentive Stock Options or Nonstatutory Stock Options;
c.to determine the Fair Market Value of shares of Stock or other property;
d.to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and, if applicable, any shares acquired upon the exercise thereof, including, without limitation, (i) the exercise price of an Option, (ii) the grant price of an SAR, (iii) the method of payment for shares purchased upon the exercise of the Option, (iv) the method for satisfaction of any tax withholding obligation arising in connection with the Award or such shares of Stock issued or cash provided thereunder, including by the withholding or delivery of shares of Stock or cash, (v) the timing, terms and conditions of the exercisability of the Award or the vesting of any shares acquired upon the exercise thereof, (vi) the time of the expiration of the Award, (vi) the effect of the Participant’s termination of Service with the Participating Company Group on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to the Award not inconsistent with the terms of the Plan;
e.to approve one or more forms of Award Agreement or Option Agreement;
f.to amend, modify, extend, cancel or renew any Award, or to waive any restrictions or conditions applicable to any Award or any shares of Stock acquired upon the exercise thereof, provided, however, that, notwithstanding anything in this Plan to the contrary: (i) the Committee shall not have discretion to accelerate vesting of an outstanding Award other than in connection with the Participant’s death or Disability, or in connection with the consummation of a Change in Control; and (ii) other than with respect to an adjustment described in Section 4.3, the Committee shall not, without stockholder approval, (A) lower the exercise price of an existing Option, (B) lower the grant price of an existing SAR, (C) cancel an existing Option (or SAR) in exchange for the grant of any new Option (or SAR) with a lower exercise price or grant price than the cancelled or exchanged Option (or SAR), (D) cancel an existing Option (or SAR) in exchange for cash, other property or the grant of any new Award at a time when the exercise price of the existing Option (or the grant price of the existing SAR) is greater than the current Fair Market Value of a share of Stock, or (E) take any other action with respect to an Option or SAR that would be treated as a “repricing” under generally accepted accounting principles;
g.to continue, extend or defer the exercisability of any Award or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following a Participant’s termination of Service with the Participating Company Group;
h.to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted Awards;
i.to correct any defect, supply any omission or reconcile any inconsistency in the Plan, any Award Agreement or Option Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law; and
j.to consider, upon an Employee’s termination of Service on account of a Disability, the circumstances of such Disability and whether the Employee’s Award should be amended to provide that it is fully vested, if the Committee in its sole discretion considers such action in the best interest of the Company and the Employee.
4.    Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.
5.    Indemnification. In addition to such other rights of indemnification as they may have as members of the Committee or Board or officers or employees of the Participating Company Group, members of the Committee or Board and any officers or employees of the Participating Company Group to whom authority to act for the Committee or Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.
4. SHARES SUBJECT TO PLAN.
1.Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 6,748,100. Shares issued under the Plan shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. If all or a portion of an outstanding Award for any reason expires, terminates, is canceled or settled in cash, any shares of Stock subject to that portion of the Award that expired, terminated, was cancelled or was settled in cash shall again be available for issuance under the Plan. If shares of Restricted Stock are forfeited, the shares of Stock so forfeited shall again be available for issuance under the Plan. Notwithstanding the foregoing, shares of Stock that are exchanged by a Participant or withheld by the Company as full or partial payment of the exercise price of an Option, as well as any shares of Stock exchanged by a Participant or withheld by the Company or any Subsidiary to satisfy the tax withholding obligations related to any Award under the Plan, shall not be available for subsequent Awards under the Plan. If any shares of Stock delivered to a Participant upon the exercise of an Option, or any shares of Stock issued to a Participant pursuant to any other Award, shall for any reason be repurchased by the Company under a repurchase option provided under any Award Agreement, the shares of Stock repurchased by the Company under such repurchase option shall revert to and become available for issuance again under the Plan.
2.Award Limits. Subject to adjustment as provided in Section 4.3, the maximum aggregate number of shares of Stock with respect to which Awards may be granted in a single calendar year to an individual Participant may not exceed 316,033 shares. The maximum amount a Participant may earn for any calendar year under cash incentive awards (including Annual Incentive Awards and cash Performance Based Awards) granted to such Participant under the Plan is $5 million.
3.Adjustments for Changes in Capital Structure.

a.In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made (i) in the number and class of shares subject to the Plan and to any outstanding Awards (if applicable), (ii) in the exercise or grant price per share of any outstanding Awards (if applicable), and (iii) in the maximum number of shares with respect to which Awards may be granted to any Participant in a calendar year. If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event, as defined in Section 17.1) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Awards to provide that such Awards are exercisable for or settled in New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.3 shall be rounded down to the nearest whole number, and in no event may the exercise price of any Award be decreased to an amount less than the par value, if any, of the stock subject to the Award. The adjustments determined by the Committee pursuant to this Section 4.3 shall be final, binding and conclusive.
b.In addition to the adjustments permitted under paragraph (a) above, the Committee, in its sole discretion, may make such other adjustments or modifications in the terms of any Awards that it deems appropriate to reflect any of the events described in Section 4.3(a), including, but not limited to, (i) modifications of performance goals and changes in the length of Performance Cycles or performance periods, (ii) the substitution of other property of equivalent value (including, without limitation, cash, other securities and securities of entities other than the Company that agree to such substitution) for the shares of Stock available under the Plan or the shares of Stock covered by outstanding Awards, including arranging for the assumption, or replacement with new awards, of Awards held by Participants, but in either case only to the extent permitted by Prior Section 162(m) of the Code with respect to Awards intended to qualify for the Performance-Based Exception, or (iii) in connection with any sale of a Subsidiary, arranging for the assumption, or replacement with new awards, of Awards held by Participants employed by the affected Subsidiary by the Subsidiary or an entity that controls the Subsidiary following the sale of such Subsidiary.
c.The determination of the Committee as to the foregoing adjustments set forth in this Section 4.3(c), if any, shall be made in accordance with Sections 409A or 424 of the Code, to the extent applicable, and shall be conclusive and binding on Participants under the Plan.
5. ELIGIBILITY AND OPTION LIMITATIONS.
1.Persons Eligible for Awards. Awards may be granted pursuant to this Plan only to Employees, Consultants, and Directors. For purposes of the foregoing sentence, “Employees,” “Consultants” and “Directors” shall include prospective Employees, prospective Consultants and prospective Directors to whom Awards are granted in connection with written offers of an employment or other service relationship with the Participating Company Group. Eligible persons may be granted more than one Award.
2.Option Grant Restrictions. Any person who is not an Employee on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee shall be deemed granted effective on the date such person commences Service with a Participating Company, with an exercise price determined as of such date in accordance with Section 6.1.
3.Fair Market Value Limitation. To the extent that Options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for Stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portions of such Options which exceed such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section 5.3, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of Stock shall be determined as of the time the Option with respect to such Stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section 5.3, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section 5.3, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Separate certificates representing each such portion shall be issued upon the exercise of the Option.
6. TERMS AND CONDITIONS OF OPTIONS.
Options shall be evidenced by Option Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Option Agreement. Option Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

1.Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share for an Option shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option, and (b) no Incentive Stock Option granted to a Ten Percent Owner Participant shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.
2.Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Option Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner Participant shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, and (c) no Option granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service with a Participating Company. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.
3.Payment of Exercise Price.
a.Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value (as determined by the Company without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for the Company) not less than the exercise price, (iii) by delivery of a properly executed notice together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (v) by any combination thereof. In no event shall the Company accept a promissory note in payment of the exercise price or make a loan to a Participant to enable the Participant to exercise an Option. The Committee may at any time or from time to time, by approval of or by amendment to the standard forms of Option Agreement described in Section 6.6, or by other means, grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.
b.Limitations on Forms of Consideration.
i.Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.
ii.Cashless Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise.
4.    Effect of Termination of Service
a. Option Exercisability. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee in the grant of an Option and set forth in the Option Agreement, an Option shall be exercisable after a Participant’s termination of Service only during the applicable time period determined in accordance with this Section 6.4 and thereafter shall terminate:
i.Disability. If the Participant’s Service with the Participating Company Group terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of one (1) year (or such other period of time as determined by the Committee, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Option Agreement evidencing such Option (the “Option Expiration Date”).
ii.Death. If the Participant’s Service with the Participating Company Group terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of one (1) year (or such other period of time as determined by the Committee, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months (or such other period of time as determined by the Committee, in its discretion) after the Participant’s termination of Service.
iii.Cause. If the Participant’s Service with the Participating Company Group is terminated for Cause, the Option shall terminate and cease to be exercisable immediately upon such termination of Service.
iv.Termination of Service. If the Participant’s Service with the Participating Company Group terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable by the Participant on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months (or such other period of time as determined by the Committee, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.
b. Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) is prevented by the provisions of Section 20 below, the Option shall remain exercisable until three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.
c. Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing, if a sale within the applicable time periods set forth in Section 6.4(a) of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.
d. Option Vesting. Every Option awarded under the Plan (including those Options awarded prior to the Effective Date, which are hereby amended to incorporate the following terms) shall become 100% vested if the Participant’s Service with the Participating Company Group terminates because of the death of the Participant, as of the date of the Participant’s death.
5.    Dividend Payments. No dividends or dividend equivalents will be accrued or paid with respect to Options.
6.    Standard Forms of Option Agreement.
a.Option Agreement. Unless otherwise provided by the Committee at the time the Option is granted, an Option shall comply with and be subject to the terms and conditions set forth in the form of Option Agreement approved by the Committee concurrently with its adoption of the Plan and as amended from time to time.
b.Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Option Agreement described in this Section 6.6 either in connection with the grant or amendment of an individual Option or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Option Agreement are not inconsistent with the terms of the Plan.
7.    STOCK APPRECIATION RIGHTS
1.Grant of Stock Appreciation Rights.
a.A Stock Appreciation Right may be granted to any eligible person selected by the Committee. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement, provided that the term of any Stock Appreciation Right shall not exceed ten years.
b.A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the shares of Stock on the date the Stock Appreciation Right is exercised over (B) the grant price of the Stock Appreciation Right and (ii) the number of shares of Stock with respect to which the Stock Appreciation Right is exercised, subject to any limitations the Committee may impose.
c.The grant price per share of Stock subject to a Stock Appreciation Right shall be determined by the Committee and set forth in the Award Agreement; provided that, the grant price for any Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant.

d.The provisions set forth in Section 6.4 with respect to the exercise of Options following termination of employment shall apply as well to such exercise of SARs.
2.    Payment and Limitations on Exercise. Payment of the amounts determined under Section 7.1(b) hereof shall be in cash, in shares of Stock (based on the Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee.
3.    Dividend Payments. No dividends or dividend equivalents will be accrued or paid with respect to SARs.
8.    AWARDS TO NON-EMPLOYEE DIRECTORS.
Non-Employee Directors are eligible to receive any type of Award under this Plan other than Incentive Stock Options. The grant of an Award to a Non-Employee Director shall be made by the Committee, subject to approval by the Board. Notwithstanding anything in the Plan to the contrary, the aggregate grant date fair value for financial reporting purposes of Awards granted during a calendar year to a Non-Employee Director as compensation for his or her services as a Director, taken together with the cash fees paid during the calendar year to the Non-Employee Director as compensation for his or her services as a Director, shall not exceed (a) $350,000 in total value in the case of a Non-Employee Director other than the Chairman of the Board, and (b) $500,000 in total value in the case of the Chairman of the Board. For the avoidance of doubt, Awards granted to Non-Employee Directors shall be subject to all of the other limitations set forth in the Plan.
9.    AWARD AND DELIVERY OF RESTRICTED STOCK.
1.Restricted Period. At the time an award of Restricted Stock is made, the Committee shall establish a period or periods of time (each a “Restricted Period”) or such other restrictions on the vesting of the Restricted Stock as it shall deem appropriate or applicable to such award. Each award of Restricted Stock may have a different Restricted Period or Restricted Periods. The Committee may, in its sole discretion, at the time an award is made, provide for the incremental lapse of Restricted Periods with respect to a portion or portions of the Restricted Stock awarded, and for the lapse or termination of restrictions upon all or any portion of the Restricted Stock upon the satisfaction of other conditions in addition to or other than the expiration of the applicable Restricted Period. The Committee may also, in its sole discretion, shorten or terminate a Restricted Period or waive any conditions for the lapse or termination of restrictions with respect to all or any portion of the Restricted Stock.
2.Rights and Privileges. At the time a grant of Restricted Stock is made to a Participant, a stock certificate representing a number of shares of the Company’s common stock equal to the number of shares of such Restricted Stock shall be registered in the Participant’s name but shall be held in custody by the Company for such Participant’s account. The Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including, without limitation, the right to vote the Restricted Stock, except that, subject to the earlier lapse or termination of restrictions as herein provided, the following restrictions shall apply: (i) the Participant shall not be entitled to delivery of the stock certificate evidencing Restricted Stock until the expiration or termination of the Restricted Period applicable to such shares and the satisfaction of any other conditions prescribed by the Committee; (ii) none of the shares then subject to a Restricted Period shall be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period applicable to such shares and until the satisfaction of any other conditions prescribed by the Committee; and (iii) all of the shares then subject to a Restricted Period shall be forfeited and all rights of the Participant to such Restricted Stock shall terminate without further obligation on the part of the Company if the Participant ceases to be an Employee, Consultant or Director of the Company or any of its subsidiaries before the expiration or termination of such Restricted Period and the satisfaction of any other conditions prescribed by the Committee applicable to such Restricted Stock. No dividends or dividend equivalents will be paid with respect to outstanding shares of Restricted Stock then subject to a Restricted Period. The Committee may provide that dividends or dividend equivalents will be accrued with respect to such shares of Restricted Stock, in which event the dividends will be subject to the vesting conditions applicable to the corresponding shares of Restricted Stock. Accordingly, such dividends will be forfeited if and to the extent such vesting conditions are not satisfied. If the Committee determines that dividends with respect to Restricted Stock will be paid in the form of additional shares of Restricted Stock, then the Committee may, in its sole discretion, cause the Company to register in the name of a Participant a stock certificate representing such shares of Restricted Stock issued as a dividend, and may cause the Company to hold such certificate in custody for the Participant’s account subject to the applicable vesting and other terms and conditions. Upon a forfeiture of any shares of Restricted Stock (including, without limitation, shares of Restricted Stock issued as dividends), such forfeited shares of Restricted Stock shall be transferred to the Company without further action by the Participant.
3.Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period applicable to Restricted Stock and the satisfaction of any other conditions prescribed by the Committee or at such earlier time as provided for herein, the restrictions applicable to the Restricted Stock to such Restricted Period shall lapse and a certificate for a number of shares of Common Stock equal to the number of shares of Restricted Stock with respect to which the restrictions have expired or terminated shall be delivered, free of all such restrictions, except any that may be imposed by law, to the Participant. The Company shall not be required to deliver any fractional share of Common Stock but shall pay to the Participant, in lieu thereof, the product of (i) the Fair Market Value per share (determined as of the date the restrictions expire or terminate) and (ii) the fraction of a share to which such Participant would otherwise be entitled.

4.Vesting Events for Restricted Stock. If the Employee terminates employment by reason of death, all of his or her shares of Restricted Stock shall become 100% vested upon the date of death. All Restricted Stock awards prior to the Effective Date are hereby amended to incorporate these terms.
10.    RESTRICTED STOCK UNITS.
The Committee is authorized to grant Restricted Stock Units to eligible persons, subject to the following terms and conditions:
1.Award and Restrictions. Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine.
2.Settlement. Settlement of Restricted Stock Units shall occur upon expiration of the deferral period specified for such Restricted Stock Unit by the Committee (or, if permitted by the Committee, as elected by the Participant). Restricted Stock Units shall be satisfied by the delivery of (a) a number of shares of Stock equal to the number of RSUs vesting on such date, or (b) cash in an amount equal to the Fair Market Value of the specified number of shares of Stock covered by the vesting Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter.
3.Dividends on Restricted Stock Units. The Committee may, in its sole discretion and as would be set forth in the applicable Award Agreement, require each Restricted Stock Unit to be credited with dividends paid by the Company with respect to one share of Stock (“dividend equivalents”). Dividend equivalents shall be withheld by the Company and credited to the Participant’s account, and interest may be credited on the amount of cash dividend equivalents credited to the Participant’s account at a rate and subject to such terms as determined by the Committee in its sole discretion. Dividend equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the sole discretion of the Committee, in shares of Stock having a Fair Market Value equal to the amount of such dividend equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock is forfeited, the Participant shall have no right to such dividend equivalents.
4.Effect of Termination of Employment.
a.    Unless the applicable Award Agreement or the Committee determines otherwise, Restricted Stock Units that have not vested, together with Dividend Equivalents, if any, credited on such Restricted Stock Units, shall be forfeited upon the Participant’s termination of employment for any reason other than death.
b.    If the Employee terminates employment by reason of death, all of his or her shares of Restricted Stock shall become 100% vested upon the date of death.
11.    ANNUAL INCENTIVE AWARDS.
1. Annual Incentive Awards. The Committee may grant annual incentive awards of Stock or cash (each an “Annual Incentive Award”) to such Participants as the Committee may from time to time recommend, in such amounts and subject to such terms and conditions as the Committee in its discretion may determine. The Committee shall establish the maximum amount of Annual Incentive Awards that may be granted for each Performance Cycle. Notwithstanding the foregoing, all Annual Incentive Awards shall be subject to the provisions of paragraphs (a) through (d) below:
a. Annual Incentive Awards shall be granted in connection with a 12-month Performance Cycle, which shall be the fiscal year of the Company.
b. Subject to Section 4.1, the Committee shall determine the Participants who shall be eligible to receive an Annual Incentive Award for such Performance Cycle.
c. The Committee shall fix and establish, in writing, (A) the Performance Measure(s) that shall apply to such Performance Cycle, (B) an objective formula for computing the amount of the Annual Incentive Awards for such Performance Cycle, where the amount shall be based upon the attainment of various Performance Goals for the applicable Performance Measure(s).
d. Annual Incentive Awards shall be paid in the form of cash, Stock (including Restricted Stock) or any combination thereof, in the discretion of the Committee.
12.    PERFORMANCE-BASED AWARDS.
1.Performance-Based Awards. Notwithstanding anything to the contrary contained herein, the Committee may designate any of the Awards available under the Plan (including but not limited to Options, Restricted Stock, Annual Incentive Awards and Discretionary Bonus Awards) as conditioned on the achievement of specified Performance Measures (each such Award a “Performance-Based Award”). The grant, exercise, vesting or settlement of Performance-Based Awards may be conditioned on the achievement of specified Performance Goals. The Performance Cycle or performance period(s) applicable to a Performance-Based Award shall be any period of time determined by the Committee.

2.    Objective Performance Goals and Performance Measures. A Performance Goal established in connection with a Performance-Based Award must be based on any one or more of the following performance measures (each, a “Performance Measure”) (which may be applied to an individual, a subsidiary, a business unit or division, or the Company and any one or more of its subsidiaries as a whole, as determined by the Committee):
a.Net earnings or net income (before or after taxes, depreciation and amortization);
b.Cash earnings;
c.Earnings per share;
d.Net sales or revenue growth;
e.Net operating income;
f.Return measures (including, but not limited to, returns on assets, capital, invested capital, equity, sales, or revenue);
g.Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment (discounted or otherwise));
h.Operating income before interest, taxes, depreciation and amortization;
i.Return on stockholders’ equity;
j.Operating margins or operating expenses;
k.Value of the Company’s Stock or total return to stockholders;
l.Value of an investment in the Company’s Stock assuming the reinvestment of dividends;
m.Assets under management;
n.Performance of one or more of our investment products on an absolute basis or relative to a benchmark or peer group;
o.Adjusted pre-tax income;
p.Cost targets, reductions and savings, productivity and efficiencies;
q.Strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology and goals relating to acquisitions, divestitures, joint ventures and similar transactions and budget comparisons;
r.Personal professional objectives, consisting of one or more objectives based on the implementation of plans and policies, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations and the completion of other corporation transactions;
s.Any other criteria as determined by the Committee in its sole discretion; and/or
t.A combination of any or all of the foregoing criteria.
The targeted level or levels of performance with respect to such Performance Measures may be established at such levels, with such adjustments (including, as applicable, inclusion or exclusion of taxes, depreciation, amortization, compensation, start-up, non-recurring, mergers and acquisitions, lift-outs and/or other items of income or expense) and in such other terms as the Committee may determine, in its discretion, including, without limitation, in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.
3.    Calculation of Performance-Based Award. At the expiration of the applicable performance period, the Committee shall determine the extent to which the Performance Goals established pursuant to this Article are achieved and the extent to which each Performance-Based Award has been earned. The Committee may not exercise its discretion to increase the amount or value of an award that would otherwise be payable in accordance with the terms of a Performance-Based Award that is intended to meet the requirements for the Performance-Based Exception.
13. DISCRETIONARY BONUS AWARDS.
1.    Discretionary Bonus Awards. The Committee may grant discretionary bonus awards of Stock or cash (each a “Discretionary Bonus Award”) to officers and other key Employees of either the Company or any Subsidiary, in such amounts and subject to such terms and conditions as the Committee in its discretion may determine.
2.    The Committee may grant Discretionary Bonus Awards to eligible Participants in such amounts as the Committee may determine, subject to the limitations set forth in Section 4.1.
3.    Discretionary Bonus Awards shall be paid in the form of cash, Stock (including Restricted Stock) or any combination thereof, in the discretion of the Committee.

14.    OTHER STOCK-BASED AWARDS.
The Committee is authorized, subject to limitations under applicable law, to grant to eligible persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Stock, as deemed by the Committee to be consistent with the purposes of this Plan, including without limitation purchase rights for shares of Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of a share of Stock. The Committee shall determine the terms and conditions of such Other Stock-Based Awards. Stock delivered pursuant to an Other-Stock Based Award in the nature of a purchase right granted under this Section 14 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine.
15.    AWARD VESTING LIMITATIONS.
Notwithstanding any other provision of the Plan to the contrary, but subject to Section 4.3, Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the shares of Stock available pursuant to Section 4.1 may be granted to any one or more Participants without respect to such minimum vesting provisions. Nothing in this Section 15 shall preclude the Committee from providing in an Award Agreement that all or a portion of the Award shall vest, or exercising its discretion to cause all or a portion of an Award to become vested, upon a Participant’s death or Disability, or, subject to Section 17.2, in connection with the consummation of a Change in Control.
16.    TRANSFERABILITY OF AWARDS.
1.Except as provided in Section 16.3 below, each Option and SAR shall be exercisable only by the Participant during the Participant’s lifetime, or by the Person to whom the Participant’s rights shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, an ISO shall not be transferable other than by will or the laws of descent and distribution.
2.Except as provided in Section 16.3 below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary.
3.To the extent specifically provided by the Committee, and on such terms and conditions as the Committee may from time to time establish, an Award may be transferred by a Participant without consideration to one or more Permitted Transferees.
17.    CHANGE IN CONTROL.
1.Definitions.
a.An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.
b.A “Change in Control” shall mean (i) a merger or consolidation of the Company with or into another corporation in which the Company shall not be the surviving corporation (other than a merger undertaken solely in order to reincorporate in another state) (for purposes hereof, the Company shall not be deemed the surviving corporation in any such transaction if, as the result thereof, it becomes a wholly-owned subsidiary of another corporation), (ii) a dissolution of the Company, (iii) a transfer of all or substantially all of the assets of the Company in one transaction or a series of related transactions to one or more other persons or entities, (iv) a transaction or series of transactions that results in any entity, “Person” or “Group” (as defined below), becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, or (v) during any period of two (2) consecutive years commencing on or after January 1, 2005, individuals who, at the beginning of the period constituted the Company’s Board of Directors cease for any reason to constitute at least a majority, unless the election of each director who was not a director at the beginning of the period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period; provided, however, that a “Change in Control” shall not be deemed to have occurred if the ownership of 50% or more of the combined voting power of the surviving corporation, asset transferee or Company (as the case may be), after giving effect to the transaction or series of transactions, is directly or indirectly held by (A) a trustee or other fiduciary under an employee benefit plan maintained by the Company, (B) one or more of the “executive officers” of the Company that held such positions prior to the transaction or series of transactions, or any entity, Person or Group under their control. As used herein, “Person” and “Group” shall have the meanings set forth in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and “executive officer” shall have the meaning set forth in Rule 3b-7 promulgated under such Act.

2.    Effect of Change in Control on Awards. Upon a Change in Control, each outstanding Award shall become 100% vested (with any performance conditions imposed with respect to such Award deemed to be achieved at “target” performance levels) and exercisable as of the date ten (10) days prior to the date of the Change in Control, provided that the Participant’s Service has not terminated prior to such date. The exercise or vesting of any Award that was permissible solely by reason of this Section 17.2 shall be conditioned upon the consummation of the Change in Control. Any Option or SAR which is neither assumed or substituted for by the surviving, continuing, successor, or purchasing corporation of Parent thereof, as the case may be (the “Acquiring Corporation”) in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control; except as would otherwise result in adverse tax consequences under Section 409A of the Code; provided, however, that the Committee may, in its discretion, provide that any Option or SAR shall, immediately prior to the occurrence of a Change in Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (a) the excess of the consideration paid per share of Stock in the Change in Control over the exercise price or grant price per share of Stock subject to the Option or SAR, multiplied by (b) the number of shares of Stock subject to the Option or SAR. Notwithstanding the foregoing, shares acquired pursuant to an Award prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the applicable Award Agreement, except as otherwise provided therein. Furthermore, notwithstanding the foregoing, if the Change in Control results from an Ownership Change Event described in Section 17.1(a)(i) and the Company is the surviving or continuing corporation and immediately after such Change in Control less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Awards shall not terminate unless the Committee otherwise provides in its discretion. For the avoidance of doubt, all Restricted Stock awards prior to the Effective Date are hereby amended to incorporate these terms.
18.    WITHHOLDING.
The Company or any Subsidiary, as appropriate, shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or Subsidiary, an amount sufficient to satisfy U.S. federal, state, and local taxes and taxes imposed by jurisdictions outside of the United States (including income tax, social insurance contributions, payment on account and any other taxes that may be due) that the Company or a Subsidiary determines are required to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan or to take such other action as may be necessary in the opinion of the Company or a Subsidiary, as appropriate, to satisfy withholding obligations for the payment of taxes. Without limiting the foregoing, the Company or a Subsidiary shall have the right, but not the obligation, to deduct from the shares of Stock issuable upon the grant, vesting or exercise of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld with respect to an Award. Alternatively or in addition, in its discretion, the Company or a Subsidiary shall have the right to require the Participant, through payroll withholding, cash payment or otherwise, including, with respect to an Option, by means of a Cashless Exercise, to make adequate provision for any such tax withholding obligations of the Company or a Subsidiary arising in connection with an Award. The amount of tax required to be withheld may be determined using rates of up to, but not exceeding, the maximum federal, state, local and/or foreign statutory tax rates applicable in a particular jurisdiction on the date that the amount of tax to be withheld is to be determined. No shares of Stock shall be delivered hereunder to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Committee for the satisfaction of these tax obligations with respect to any taxable event concerning the Participant or such other person arising as a result of Awards made under this Plan.
19.    PROVISION OF INFORMATION.
Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.
20.    COMPLIANCE WITH SECURITIES LAW.
The grant of an Award and the issuance of shares of Stock upon exercise of an Award, if applicable, shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. An Award may not be exercised for shares of Stock if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised for shares of Stock unless (a) a registration statement under the Securities Act shall at the time of exercise of the Award be in effect with respect to the shares of Stock issuable upon exercise of the Award or (b) in the opinion of legal counsel to the Company, the shares of Stock issuable upon exercise of the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares of Stock hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Stock as to which such requisite authority shall not have been obtained. As a condition to the exercise of any Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

21.    TERMINATION OR AMENDMENT OF PLAN.
The Board may terminate or amend the Plan at any time. However, subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.3), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No termination or amendment of the Plan shall affect any then outstanding Award unless expressly provided by the Board. In any event, no termination or amendment of the Plan may adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is required to enable an Option designated as an Incentive Stock Option to qualify as an Incentive Stock Option or is necessary to comply with any applicable law, regulation or rule.
22.    STOCKHOLDER APPROVAL.
Any increase in the maximum aggregate number of shares of Stock issuable under the Plan as provided in Section 4.1 (the “Authorized Shares”) shall be approved by the stockholders of the Company within twelve (12) months of the date of adoption thereof by the Board. Awards granted in excess of the Authorized Shares previously approved by the stockholders shall become exercisable no earlier than the date of stockholder approval of such increase in the Authorized Shares.

PLAN HISTORY

February 1, 2002	Board adopts Plan, with an initial reserve of 948.35 shares.

February 8, 2002	Stockholders approve Plan, with an initial reserve of 948.35 shares.

May 21, 2002	Board adopts amended Plan, with a reserve of 948,100 shares.

May 24, 2002	Stockholders approve amended Plan, with a reserve of 948,100 shares.

July 1, 2002	Board adopts amended Plan, including discretionary bonus awards.

February 8, 2005	Compensation Committee adopts Second Amended and Restated Plan.

February 23, 2006	Compensation Committee adopts Third Amended and Restated Plan, increasing the reserve by 1,000,000 shares.

February 25, 2009	Compensation Committee amends Third Amended and Restated Plan, increasing the reserve by 700,000 shares and providing for performance-based awards, which was approved by stockholders at the 2009 annual meeting.

July 22, 2010	Board amends the Plan to allow for Compensation Committee discretion with regard to the payment of dividends on restricted stock grants.

February 23, 2011	Compensation Committee amends Third Amended and Restated Plan, increasing the reserve by 750,000 shares. The Plan was amended to clarify the Committee’s authority to prescribe adjustments to performance measures set forth in Section 12.2 of the Plan, used to set performance goals for incentive awards that are intended to be exempt from the deduction limitation provisions of Section 162(m) of the Internal Revenue Code of 1986.

February 22, 2013	Compensation Committee amends Third Amended and Restated Plan, increasing the reserve by 500,000 shares.

March 4, 2015	Compensation Committee amends Third Amended and Restated Plan, increasing the reserve by 500,000 shares.

April 27, 2016	The material terms of the Plan were amended to expand performance measures to be established by the Board or the Committee with respect to annual incentive awards or performance-based awards. The Fourth Amendment permits the Board or the Committee to adjust performance measures in a manner that complies with Treasury Regulations governing modifications to performance measures under Section 162(m) of the Internal Revenue Code. Under the Fourth Amendment, the Board or Committee may designate any awards under the Plan as performance-based awards. The Fourth Amendment restricts the number of shares of the Company’s common stock that can be settled, or cash that can be paid, for a performance-based award to any Plan participant in a single calendar year.

March 10, 2017	Compensation Committee adopts Fourth Amended and Restated Plan, increasing the reserve by 250,000 shares.

March 8, 2018	Compensation Committee adopts Fifth Amended and Restated Plan, increasing the reserve by 200,000 shares and prohibiting accrual and payment of dividends on option awards granted under the Plan.

March 7, 2019	Compensation Committee adopts Sixth Amended and Restated Plan, increasing the reserve by 200,000 shares. The Plan was amended to (a) include Stock Appreciation Rights, Restricted Stock Units, and Other Stock-Based Awards as awards available for issuance under the Plan, (b) conform the Plan to changes made to Section 162(m) of the Code by the Tax Cuts and Jobs Act of 2017, and (c) to make certain other clarifying and administrative changes.

March 5, 2020	Compensation Committee adopts Seventh Amended and Restated Plan, increasing the reserve by 350,000 shares.

March 4, 2021	Compensation Committee adopts Eighth Amended and Restated Plan, increasing the reserve by 250,000 shares.

March 2, 2022	Compensation Committee adopts First Amendment to the Eighth Amended and Restated Plan, increasing the reserve by 250,000 shares.

March 16, 2023	Compensation and Human Capital Committee adopts the Ninth Amended and Restated Plan, increasing the reserve by 350,000 shares.

March 6, 2024	Compensation and Human Capital Committee adopts the Tenth Amended and Restated Plan, increasing the reserve by 500,000 shares.

Appendix B

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WESTWOOD HOLDINGS GROUP, INC.

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law (“DGCL”), Westwood Holdings Group, Inc. (the “Company”) files the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation.

ARTICLE I

The name of the Company is Westwood Holdings Group, Inc.

ARTICLE II

Section 11 of the Amended and Restated Certificate of Incorporation of the Company is hereby amended and restated in its entirety to read as follows:

“Section 11. A director, officer or former director or officer of the Corporation shall not, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty to the Corporation or its stockholders.”

ARTICLE III

Said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, I HAVE HEREUNTO SET MY HAND THIS THE ___ day of __________, 2024.

WESTWOOD HOLDINGS GROUP, INC.

By:_______________________________

Name:_____________________________

Title:______________________________

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WESTWOOD HOLDINGS GROUP, INC.
PROXY
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING TO BE HELD ON MAY 1, 2024

The undersigned hereby appoints Brian O. Casey and Murray "Terry" Forbes III, jointly and severally, as the undersigned’s proxy or proxies, each with full power of substitution and to act without the other, to vote in the manner directed herein all shares of common stock of Westwood Holdings Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at www.virtualshareholdermeeting.com/WHG2024 on Wednesday, May 1, 2024, at 10:00 a.m., Central Time, and any postponements or adjournments thereof, as fully as the undersigned could if personally present, revoking any proxy or proxies heretofore given.
(Continued and to be signed on the reverse side)
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The Board of Directors recommends a vote “FOR” all director nominees in Proposal 1 and “FOR” Proposals 2, 3, 4 and 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
						FOR	AGAINST	ABSTAIN
1. Election of five directors to hold office until the next annual meeting of Westwood’s stockholders and until their respective successors shall have been duly elected and qualified.					2. Ratification of the appointment of BDO USA, P.C. as Westwood’s independent auditors for the year ending December 31, 2024.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
01)	Brian O. Casey	☐	☐	☐	3. To approve the Tenth Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan.	☐	☐	☐
02)	Richard M. Frank	☐	☐	☐
03)	Ellen H. Masterson	☐	☐	☐
04)	Geoffrey R. Norman	☐	☐	☐	4. To cast a non-binding, advisory vote on Westwood's executive compensation.	☐	☐	☐
05)	Randy A. Bowman	☐	☐	☐

					5. To approve an amendment to Westwood’s Amended and Restated Certificate of Incorporation.	☐	☐	☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BELOW, BUT IF NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED "FOR" ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3, 4 AND 5, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

Signature of Stockholder		Date:	Signature of Stockholder	Date:
■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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